                     SOFTWARE LICENSE AND SERVICES AGREEMENT

THIS SOFTWARE LICENSE AND SERVICES AGREEMENT ("Agreement") is made and effective as of May 1, 2004 (the "Effective Date") by and between PHASE FORWARD INCORPORATED, a Delaware corporation having its principal offices at 880 Winter Street, Waltham, MA 02154 ("Phase Forward"), and GLAXOSMITHKLINE SERVICES UNLIMITED, a member of the GlaxoSmithKline group and a corporation organized and existing under the laws on England, having an address at 980 Great West Road, Brentford, Middlesex TW8 9GS, England. Phase Forward and GSK collectively are sometimes hereinafter referred to as the "Parties", and individually as a "PARTY".

         WHEREAS, GSK issued a request for proposal ("RFP") for computer software conforming to certain functionality and design requirements;

         WHEREAS, Phase Forward responded to the RFP with a proposal to provide Phase Forward's proprietary software to GSK; and

         WHEREAS, in reliance on Phase Forward's response to the RFP and subsequent pilot testing and negotiations with Phase Forward, GSK now desires to license and use such proprietary software on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings and shall include the plural as well as the singular:

         1.1 "AFFILIATES" with respect to either Party means any partnership, joint venture, corporation or other form of business entity, domestic or foreign including, but not limited to, subsidiaries, which directly or indirectly controls, is controlled by, or is under common control with such Party. For purposes of this Paragraph 1.1, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and operating policies of the entity in respect of which the determination is being made, through the ownership of voting securities contract, voting trust or otherwise.

         1.2 "COMPUTER SYSTEM" means any and all computer processing units and peripheral equipment, including without limitation, any cluster, combination or network of such processing units and peripheral equipment which are now, or in the future, owned, leased or operated by or for GSK or a GSK Affiliate and which are used for GSK's or a GSK Affiliate's internal business purposes or in support of a joint venture, partnership or strategic business or marketing alliance in which GSK or a GSK Affiliate is a partner, joint venturer or participant.

         1.3 "CONFIDENTIAL INFORMATION" shall have the meaning specified in Paragraph 7.1 hereof.

         1.4 "CONTRACTORS" means organizations (including, but not limited to, consulting firms and contract research organizations), the employees of such organizations, and persons that provide services to GSK on a consulting or outsourcing basis.

         1.5 "DELIVERABLES" means the Software, Documentation and any items or materials specified as "Deliverables" in a Statement of Work resulting from Services provided by Phase Forward to GSK hereunder.

         1.6 "DELIVERY DATE" for Software means the later of (a) the Delivery Date specified in the Order Schedule for such Software, or (b) the date GSK has received such Software (whether delivered by common carrier or an employee or agent of Phase Forward or electronically through the Internet or other network).

Phase Forward SLSA 8.7

         1.7 "ENHANCEMENTS" means any change or addition, other than Maintenance Modifications, to the Software and related Documentation, including new releases of the Software that improve functions, add new functions or significantly improve performance by changes in system design or coding, delivered to GSK pursuant to this Agreement but do not include Software licensed by Phase Forward as a separate product.

         1.8 "ERROR" means any error, problem or defect resulting from (i) an incorrect functioning of the Software, (ii) an incorrect or incomplete statement or diagram in Documentation, if such an error, problem or defect renders the Software inoperable, causes the Software to fail to meet the applicable Specifications or causes the Documentation to be inaccurate or incomplete in any material respect, (iii) causes the Software to produce incorrect results, or causes incorrect functions to occur in the Software when used in accordance with the applicable Documentation.

         1.9 "GSK" means GlaxoSmithKline Services Unlimited and includes its Affiliates.

         1.10 "DOCUMENTATION" means the user manuals, product release notes, known problem lists and any other documentation (whether printed, electronic or online) which Phase Forward may from time to time customarily provide to its' licensees of the Software, and (where the context so admits) any copies thereof.

         1.11 "INVESTIGATIONAL PRODUCTS" means medical procedures, drugs or devices which GSK is testing in clinical trials.

         1.12 "INVESTIGATORS" means clinical investigative organizations (such as, but not limited to, hospitals, medical clinics, and physicians' organizations and practices), employees of such organizations, and individual investigators that treat, monitor and provide information about subjects participating in clinical trials of Investigational Products.

         1.13 "MAINTENANCE MODIFICATIONS" means any modifications or revisions, other than Enhancements, to Software or Documentation that correct Errors, support new releases of the operating systems with which the Software is designed to operate, support new input/output devices, or provide other incidental updates and corrections including, without limitation, bug fixes, work-arounds and patches, required to maintain conformity of the Software and Documentation with the applicable Specifications.

         1.14 "ORDER SCHEDULE" means a license order schedule substantially in the form of the sample License Order Schedule attached hereto as Exhibit A.

         1.15     "PHASE FORWARD" means Phase Forward Incorporated and its
Affiliates.

         1.16 "SERVICES" means the services provided by Phase Forward to GSK pursuant to a Statement of Work.

         1.17 "SOFTWARE" means the object code of the software program(s) specified in an Order Schedule. "Software" shall also include all Maintenance Modifications, Enhancements, tutorials, utilities, and other software programs supplied by Phase Forward from time to time and delivered to GSK pursuant to an Order Schedule.

         1.18 "SPECIFICATIONS" means the functions, performance parameters, features, and/or design of the Software as published in its then-current Documentation.

         1.19 "STATEMENT OF WORK" or "SOW" shall mean a document substantially in the form attached hereto as Exhibit C setting forth, among other things, the specific Services and Deliverables to be provided by Phase and the fees to be paid by GSK in respect thereof.

         1.20 "SUPPORT" refers to the support services specified in Schedule 2 attached hereto.

         1.21 "TRIALS" means clinical research studies of Investigational Products.

         1.22 "OTHER TERMS" Other terms used in this Agreement are defined where they are used and have meanings there indicated. Those terms, acronyms and phrases used in the information technology ("IT") services industry or other pertinent business context shall be interpreted in accordance with their generally understood meaning in such industry or

Phase Forward SLSA 8.7
business context.

2.       ORDERING SOFTWARE AND SERVICES

         2.1 ORDER SCHEDULE. GSK may license Software and contract for Services from time to time pursuant to Order Schedules or SOWs, as applicable. Each Order Schedule and SOW shall become effective only after it is executed by both Parties. Each Order Schedule and SOW shall specifically refer to this Agreement and, except to the extent that the Parties agree in writing in the Order Schedule or SOW, as applicable, that different terms and conditions shall apply to such Order Schedule or SOW than set forth herein, the terms and conditions of this Agreement shall govern such Order Schedule or SOW. Upon execution by both Parties, Order Schedules and SOWs shall become part of, and be subject to the terms of this Agreement.

3.       LICENSES

         3.1 GRANT OF LICENSES. In consideration of GSK's payment of the license and other fees specified in an Order Schedule and GSK's covenants contained herein, and subject to GSK's compliance with the terms hereof, Phase Forward hereby grants to GSK a worldwide, nonexclusive, nontransferable (except as hereinafter permitted) right and license (without the right to further sublicense) to use the Software specified in an Order Schedule on the Computer Systems solely for GSK's internal use in connection with Trials sponsored by GSK (the "License").

         3.2 SCOPE AND TERM OF LICENSES. The License for the Software specified in an Order Schedule authorizes GSK, for the initial term specified therein (the "Initial Term"), to install, execute, copy for archival purposes, and use the number of copies of the Software specified in such Order Schedule, and to use the Documentation for such Software in conjunction with its installation and use.

         3.3 RENEWAL OF LICENSES. Provided GSK is not then in breach of its obligations under this Agreement, the License for the Software may be renewed (each, a "Renewal Term") as specified in the Order Schedule.

         3.4 CONTRACTORS AND INVESTIGATORS. Access to and use of Software by Contractors and Investigators in connection with Trials sponsored by GSK and its Affiliates shall be deemed to be "internal use" within the meaning of Paragraph 3.1, provided that all such use is in accordance with the terms hereof. In addition, GSK may provide access to the Software to off-site third parties to whom GSK has outsourced information systems responsibilities (including contract research organizations or other organizations providing similar services that have been certified as trained by Phase Forward in the use of the Software) provided that all such use by such third parties is solely for GSK's business purposes. In addition, GSK may, with the prior written approval of Phase Forward (which approval shall not be unreasonably withheld or delayed), provide access to the Software to contract research organizations or other organizations providing similar services that are not certified as trained in the use of the Software Prior to receiving any access to, or using, the Software or Documentation, such third parties must have executed a written agreement with GSK in which they agree to use the Software and Documentation solely for GSK's business purposes and comply with obligations of confidentiality regarding the Software and Documentation set forth therein that are no less restrictive than those applicable to the Software and Documentation set forth in this Agreement. GSK shall be responsible for any breach of this Agreement by such third parties.

         3.5 THIRD-PARTY SOFTWARE. GSK acknowledges that the third-parry software specified in the Documentation ("Third-Party Software") is required in order to use the Software, GSK further acknowledges that the License granted by Phase Forward for Software does not include licenses for any such Third-Party Software and that GSK is solely responsible for obtaining valid licenses for all such necessary Third-Party Software. Phase Forward represents and warrants that all Third Party Software will be available on the open market as of the date of Delivery of the Software to GSK.

         3.6 USE OF THE SOFTWARE. GSK agrees to use commercially reasonable efforts to advise all users of the Software (including, without limitation, Contractors and Investigators) that (i) the Software is designed to expedite and improve the collection, management and analysis of specific and limited data in
Trials: (ii) such data do not comprise a complete patient medical record; (iii) such data may be incorrect because of transcription or other errors; (iv) the Software is not a diagnostic or therapeutic aid and must be used only for research purposes, and (v) data collected by, or analyses performed by, the Software must not be used for patient diagnosis or therapy decisions.

Phase Forward SLSA 8.7

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         3.7      REPRESENTATIONS BY GSK. GSK represents and covenants, with respect to all Trials for which the Software is used, that (i) each such Trial will be conducted in compliance with all applicable local, Federal and international laws, treaties, rules, regulations, guidelines and codes of practice relating to such Trial, including in particular those pertaining to clinical investigations, the use of Investigational Products in humans, the rights of subjects participating in clinical trials, compensation for research-related injury and privacy of medical records (including the European Data Privacy Act, to the extent applicable, and any other applicable regulations governing the transfer of medical records to other countries or the inspection of such records by government authorities or persons responsible for monitoring clinical trials), and (ii), without limiting the generality of the foregoing, that each such Trial will use consent forms which include such language which in GSK's judgment is reasonably necessary, and such consent forms will be implemented and obtained from subjects under such procedures which in GSK's judgment are reasonably necessary, to ensure compliance with the foregoing.

4.       DELIVERY AND ACCEPTANCE; SUPPORT; SERVICES

         4.1      DELIVERY AND ACCEPTANCE.

                  4.1.1 DELIVERY. Phase Forward shall arrange for delivery of the Software specified in an Order Schedule to GSK by an employee or agent of Phase Forward or electronically through the Internet or other network.

                  4.1.2 TESTING. Upon initial delivery of a Software program (i.e., the first copy or copies of a particular program to GSK) and its Documentation, unless otherwise specified in the applicable Order Schedule, GSK shall have sixty (60) days to test and/or review the Software in accordance with this Paragraph 4.1 and the Acceptance Testing Procedures and Criteria set forth in the applicable Order Schedule (the "Acceptance Tests") to determine whether the Software conform to the applicable Specifications. Unless otherwise specified in the applicable Order Schedule, such testing and/or review shall be conducted in accordance with the following procedures and criteria:

                           (a)      GSK will notify Phase Forward, in writing,
that it is accepting or rejecting the Software within sixty (60) days after installation. If GSK fails to notify Phase Forward within of any failure within the 60 day acceptance period, the Software shall be deemed accepted. Any notice of rejection shall set forth the grounds for rejection. Phase Forward shall use commercially reasonable efforts to remedy any failure of the Software to conform to the applicable Specifications and shall thereafter have, unless otherwise agreed to by the parties in writing, thirty (30) days to correct the deficiency and to deliver corrected Deliverables to GSK.

                           (b)      Upon receipt of corrected Deliverables, GSK
shall have thirty (30) business days within which to test and/or review them and inform Phase Forward of its acceptance or rejection. This procedure may be repeated any number of times; provided, however, if GSK detects a failure of the Software to meet the Specifications after it has been tested twice, either party shall thereafter have the right to terminate the applicable Order Schedule upon written notice to the other party. Upon such termination and compliance with its obligations under Paragraph 12.5, GSK shall be entitled to a full refund of all license fees made to Phase Forward for the Software prior to rejection, and thereafter shall have no further obligations or liability to Phase Forward.

                  4.1.3 ACCEPTANCE. If, after completing the Acceptance Tests, GSK determines that the Software conforms to the applicable Specifications, GSK shall accept the Software by issuing a written confirmation of acceptance to Phase Forward effective as of the date of successful completion of the tests ("Acceptance").

         4.2 SUPPORT. In the normal course of business, Phase Forward intends to continue to invest in and enhance the Software. Subject to the terms of this Agreement, Phase Forward shall provide GSK with the Support, including Upgrades and new Versions of the Software, or functional equivalent products or replacement products that provide web based investigator site data capture and clinical data management capability, when and if commercially available, as set forth in Schedule 2 hereto.

         4.3 PERSONNEL. All personnel provided by Phase Forward to provide Services hereunder, whether employees of Phase Forward or subcontractors, shall be fully trained, competent and qualified to provide such Services. All work shall be performed at such facilities as are mutually agreed appropriate and shall be performed only by employees or subcontractors of Phase Forward. GSK shall have the right to request the replacement of any Phase Forward personnel performing Services hereunder who, in the reasonable judgment of GSK, are not performing in a reasonably satisfactory manner. Such requests shall be made in writing and include a statement of the reasons for GSK's request. In the event of such a request, or in the

Phase Forward SLSA 8.7
event Phase Forward replaces personnel performing Services hereunder due to their termination or resignation of employment with Phase Forward, Phase Forward will use commercially reasonable best efforts to promptly replace such personnel with personnel having adequate training, experience and qualifications to provide the Services.

         4.4 ACCESS; COMPLIANCE. To the extent that Services or Support are provided on the premises of GSK, GSK agrees to provide reasonable working space and facilities, and any other services and materials Phase Forward or its personnel may reasonably request in order to provide such Services or Support. Phase Forward shall ensure that its personnel at all times observe the security and safety policies and working hours of GSK when providing Services or Support on GSK's premises, and that the requirements of all federal, state and municipal laws, statutes, ordinances, rules, regulations, orders, licenses and permits now or hereafter in force applicable to Services, Support and this Agreement are complied with.

         4.5 GUIDANCE. GSK will advise Phase Forward of the GSK personnel to whom Phase Forward's personnel will look for guidance in connection with Deliverables provided hereunder. To the extent the Services or Support are performed on the premises of GSK or are performed off the premises of GSK but require the use of GSK's resources or the active involvement of GSK's personnel, Phase Forward shall at all times use commercially reasonable efforts to minimize any disruptions to GSK's normal business operations.

         4.6 SUBCONTRACTORS. Subject to the provisions of Paragraph 14.3, Phase Forward may, in its sole discretion, engage individuals who are independent contractors under contract with Phase Forward to supplement its own staff and other subcontractors with whom it contracts to provide Services hereunder and may engage such independent and sub- contractors on such terms as it reasonably deems necessary provided such terms are consistent with the obligations imposed in Phase Forward hereunder. All such independent contractors and subcontractors shall be required to enter into written agreements with Phase Forward imposing obligations of confidentiality on such independent contractors and subcontractors substantially the same as those imposed on Phase Forward hereunder with respect to GSK's confidential and proprietary materials and information. . Notwithstanding the foregoing, Phase Forward shall be and remain primarily liable and responsible for the compliance with the provisions of this Agreement, including those relating to the confidentiality of GSK's confidential and proprietary materials and information.

5.       FEES, PAYMENTS AND TAXES

         5.1 FEES. Fees for Software (which include the cost of supplying Support) provided by Phase Forward pursuant to this Agreement shall be set forth in the applicable Order Schedule and payable in accordance with such Order Schedule and this Section 5. Fees for Services provided by Phase Forward pursuant to this Agreement shall be set forth in the applicable SOW and payable in accordance with such SOW and this Section 5. Unless otherwise agreed by the parties in writing, invoices shall be sent from Phase Forward Europe Limited to GSK, and the amounts due thereunder shall be stated in Pound Sterling.

         5.2 EXPENSES. GSK shall reimburse Phase Forward for out-of-pocket travel and lodging expenses reasonably and actually incurred by Phase Forward in providing Support and Services to GSK, provided that such expense have been (i) approved by GSK in advance, and (ii) incurred in conformance with GSK's Contractor Time and Expense Reimbursement Guidelines attached as Exhibit B attached hereto. GSK shall not, however, be billed for travel to sites less than fifty (50) miles from an employee's or subcontractor's residence or office. Expenses will be payable and invoiced monthly in accordance with Paragraph 5.4.

         5.3 NO ADDITIONAL CHARGES. Unless otherwise expressly set forth in an Order Schedule or an SOW , there shall be no additional charges for Support or Services including, without limitation, charges based on the distance of GSK's sites from Phase Forward.

         5.4 PAYMENT. Unless GSK has reasonable cause to believe that Phase Forward has rendered an invoice improperly (in which event GSK shall promptly notify Phase Forward and the Parties shall promptly review the invoice and supporting documentation and negotiate in good faith to resolve any dispute), GSK shall make each payment specified in this Section 5 within forty-five (45) days after receipt of Phase Forward's invoice.

Phase Forward SLSA 8.7

         5.5      RECORDS AND AUDITS.

                  5.5.1 BY GSK. During the term of any Order Schedule and for a period of two (2) years after its termination, GSK shall keep such records that are reasonably necessary to verify that the Software have been installed and used as specified in such Order Schedule. Prior to the second (2nd) anniversary of the termination of any Order Schedule, Phase Forward shall have the right, at its own expense, to cause audits to be conducted by a major national accounting firm of any of GSK's relevant records relating to the foregoing. Any such audit shall be conducted during regular business hours at GSK's offices and in such a manner as not to unreasonably interfere with GSK's normal business activities. GSK or Phase Forward, as the case may be, shall make prompt adjustment to compensate for any errors or omissions in any fees payable to Phase Forward disclosed by an audit. Notwithstanding the foregoing, GSK shall pay for the cost of any audit if such audit discloses errors or omissions resulting in underpayment to Phase Forward of more than ten percent (10%) in the aggregate. In no event shall audits be made more frequently than annually, unless a prior audit within the previous twelve (12) months has disclosed such underpayment. The results of such audits shall be considered the Confidential Information of GSK for purposes of Section 7 hereof.

                  5.5.2 BY PHASE FORWARD. Phase Forward shall make and keep complete written records of all Services performed and expenses incurred pursuant to this Agreement. Phase Forward shall provide to GSK, its auditors (including internal audit staff and external auditors, (with such external auditors being subject to Phase Forward's approval, which approval shall not to be unreasonably withheld or delayed), engaged at GSK's expense, and government regulators access upon reasonable notice (and, in the case of regulators, at any time required by such regulators, but in the case of audits independently initiated by GSK, limited to no more than twice annually during the Term of any License) to (a) any facility or part of a facility at which Phase Forward is providing Services (or, in the instances where such Services are performed or provided by Phase Forward using permitted independent contractors and subcontractors, Phase Forward shall obtain complete and accurate records of the Services performed and expenses incurred by such permitted independent contractors and subcontractors and make them available to GSK's audit staff and external auditors as aforesaid), (b) Phase Forward Personnel, (c) to summaries of audit reports resulting from audits that Phase Forward has conducted of its subcontractors, and (d) data and records relating to the Services for the purpose of performing audits and inspections of either Phase Forward or any of its permitted subcontractors during the Term and for the period Phase Forward is required to maintain records hereunder, to:

                  (i) Verify the accuracy of fees, expenses and other charges invoiced;

                  (ii) Examine the systems that process, store, support and transmit that Data; and

                  (iii) Examine the following in accordance with performance of the Services and to the charges therefore: (a) Phase Forward's compliance with its Standard Operating Procedures; (b) supporting information and calculations regarding compliance with Service Levels; (c) disaster recovery and back-up procedures;
                           (d) as necessary to enable GSK to meet, or to confirm that Phase Forward is compliant with applicable regulatory and other legal requirements; and (e) Phase Forward's compliance with the requirements of the following GSK Policies: (1) External Systems Security Requirements (attached hereto as Exhibit D);
                           (2) Web Hosting Requirements (attached hereto as Exhibit E); and (iii) Records Retention Policy and Schedule (attached hereto as Exhibits F and F-1 respectively).

                  5.5.3 COOPERATION. Phase Forward shall provide to the auditors, inspectors, regulators and other representatives to be provided access to Phase Forwards records pursuant to Paragraph 5.5.2 above such assistance as they may reasonably require, at GSK's sole expense. Phase Forward shall cooperate fully with GSK or its designees in connection with audit functions and with regard to examinations by regulatory authorities. GSK's auditors and other representatives shall comply with Phase Forward reasonable security requirements. Phase Forward shall conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the terms of this Agreement and the audit practices of well managed operations performing services similar to the Services. Phase Forward shall perform a security audit at least annually during the Term hereof. Notwithstanding the intended breadth of GSK's audit rights, GSK shall not be given access to the proprietary information of other Phase Forward customers or contracts; Phase Forward locations that are not related to GSK or the Services; or (iii) Phase Forward internal costs. In performing audits, GSK shall use commercially reasonable efforts to avoid unnecessary disruption of Phase Forward operations and unnecessary interference with Phase Forward ability to

Phase Forward SLSA 8.7
perform the Services in accordance with the Service Levels. Except where GSK has received from a governmental body a notice requiring immediate access to the information requested, such audits shall be conducted upon reasonable prior notice and during normal business hours.

                  5.5.4. RECORDS RETENTION. Unless otherwise expressly set forth in an Exhibit or applicable SOW, until the later of (i) three (3) years after expiration or termination of this Agreement; or (ii) pending matters relating to the Agreement (e.g., disputes) are closed. Notwithstanding the foregoing, this provision does not create any obligation for Phase Forward to retain any Trial related information, including Trial data, after completion of Services related to a Trial. GSK shall reimburse Phase Forward for its out-of pocket expense incurred as a result of the return of such information.

         5.6 TAXES. The amounts payable to Phase Forward hereunder do not include, and GSK shall be solely responsible for the payment of, any sales and/or use tax, transfer tax, value added tax, excise tax, tariff, duty or any other tax or payment in lieu thereof imposed by any domestic or foreign governmental authority or agency with respect to the Software, Support and Services provided by Phase Forward hereunder; excluding taxes based upon Phase Forward's net income or corporate franchise. GSK has a Direct Pay Certificate (Certificate No. 00499) with the state of North Carolina. This Direct Pay Certificate authorizes GSK to accrue and pay its North Carolina sales tax liability directly to the N.C. Department of Revenue. Accordingly, for items shipped to North Carolina, Phase Forward shall not assess North Carolina sales tax on GSK. Phase Forward's invoices submitted hereunder shall separately state the amount of any taxes Phase Forward is collecting from GSK, if any. For services subject to Pennsylvania state sales or use tax, Phase Forward shall separately state the taxable amount of such Services, if any, on each invoice. Phase Forward shall bear all responsibility and liability for all sales, use, excise, services, consumption, and other taxes and duties payable by Phase Forward on any goods or services used or consumed by Phase Forward in providing the Support or Services hereunder where the tax is imposed on Phase Forward's acquisition or use of such goods or services. Phase Forward shall bear all responsibility and liability for the payment of all federal, state and local income taxes due on money received from GSK hereunder and filing all appropriate tax returns and other forms with respect thereto. Phase Forward agrees to indemnify and hold GSK harmless from and against any and all such liabilities or claims relating to the taxes and duties for which it is responsible hereunder including, but not limited to, interest assessed or penalty and reasonable attorney's fees incurred, arising from Phase Forward's failure to pay such taxes or duties, or pay such taxes or duties in a timely manner.

         5.7 COMPENSATION OF EMPLOYEES. Phase Forward shall bear sole responsibility for payment of compensation to its personnel providing Support and Services hereunder. Phase Forward shall bear sole responsibility for the payment and reporting of all federal and state income tax withholding, social security taxes and unemployment insurance applicable to such personnel as employees of Phase Forward. Phase Forward shall bear sole responsibility for any health or disability insurance, retirement benefits or other welfare or pension benefits, if any, to which such personnel may be entitled.

6.0      PHASE FORWARD'S INTELLECTUAL PROPERTY

         6.1 ACKNOWLEDGMENT OF RIGHTS. GSK acknowledges that: (i) as between Phase Forward and GSK, all right, title and interest in and to the Deliverables (including any and all patents, copyrights, trade secret rights, trademarks, trade names and other intellectual property rights embodied therein or associated therewith) are and shall remain the property of Phase Forward and its licensors (if any); (ii) this Agreement in no way conveys any right or interest in the Deliverables other than the rights and license to use them set forth herein; (iii) Phase Forward asserts that Deliverables are works protected by the patent and copyright laws of the United States and by international treaties; and (iv) Phase Forward asserts that the Deliverables embody valuable confidential and secret information of Phase Forward or its licensors (if any), the development of which required the expenditure of considerable time and money.

         6.2 GSK'S OBLIGATIONS. Except as may be otherwise expressly authorized herein, GSK shall; (i) not disclose or provide any Software or Documentation to any other party; (ii) not disclose the results of any benchmarking activity to a third party other than consultants or others working for GSK under appropriate confidentiality agreements; (iii) not alter, reverse engineer, disassemble, decompile or copy any Software; (iv) limit access to the Software to its employees, Contractors and Investigators who require access in connection with GSK's use of the Software as authorized hereunder and who have agreed in writing or are otherwise legally bound to observe obligations of confidentiality with respect to confidential information belonging to party's with whom GSK deals; (v) take the same precautions, including secure storage of all media containing copies of the Software, to prevent unauthorized or improper use or disclosure of the Deliverables that GSK takes to protect its own confidential

Phase Forward SLSA 8.7
information of a similar nature; and (v) not remove from, and reproduce on any authorized copies of, the Deliverables all titles, trademarks, trade names, and copyright, patent and other proprietary or restrictive legends or notices.

         6.3 PHASE FORWARD'S OBLIGATIONS. Phase Forward acknowledges that Phase Forward or Phase Forward's authorized employees and subcontractors may receive or have access to "GSK Specific Information" (defined below). Phase Forward and Phase Forward's authorized employees and subcontractors shall use GSK Specific Information solely for the purposes of this Agreement and for no other purpose whatsoever. Phase Forward shall also comply with all applicable laws, governmental regulations, rules, requirements, ordinances, and other requirements of local and state authorities and the Federal government regarding GSK Specific Information. For the purposes of this Agreement, "GSK Specific Information" means the following information obtained from or disclosed by GSK:

         Information related to Drugs and Healthcare Products and Services. This is information that relates to (a) the research, development, chemical composition, manufacture, analysis, testing, and utility of chemicals being developed or under consideration for use as a pharmaceutical drug, and (b) the development and delivery of other (non-drug) healthcare products and services, including, without limitation, technical descriptions of such products and/or services.

                  (a) Healthcare Information. This is information, data, facts, and materials which are used to:

                           (i) maintain, facilitate, cure, improve, or document a human or animal physiological condition or state;

                           (ii) deliver a service to maintain, facilitate, cure, improve, or document a human or animal physiological condition or state; or

                           (iii) insure or underwrite the maintenance, facilitation, cure, improvement, or documentation of a human or animal physiological condition or state, and which uses the information, data, facts, or materials described in (i) or (ii) above.

                  (b) Financial Information of any sort, including, without limitation, financial information of GSK Entities, their customers, suppliers, and strategic partners, including, without limitation, cost information, sales forecasts, profits or financial results, and tax audits or reports.

                  (c) Personnel Information of any sort; including, without limitation, human resource, payroll, and benefits information.

                  (d)      Statistical Information of any sort.

                  (e) Business Plans of any sort, including, business plans of the GSK Entities, their customers, suppliers, and strategic partners, including, without limitation, marketing, operating, organizational, and business strategic plans, and merger and acquisition information.

                  (f)      Computer Software Developed and Used Internally by
                           GSK.

                  (g)      Computer Software Licensed from Third Parties.

                  (h) Corporate Governance Information, including, without limitation, board of director meeting minutes and senior executive correspondence.

                           (i) Information Concerning Litigation with a Third Party, including, without limitation, product liability information.

                           (j)      Medical and Personal Information of Third
                                    Parties.

Phase Forward SLSA 8.7

         6.4 INJUNCTIVE RELIEF. Each Party specifically agrees that a breach by the other Party of its obligations under this Section 6 may cause the non-breaching Party irreparable damage for which remedies other than injunctive relief may not be adequate, and that in the event of any such breach non-breaching Party shall be entitled to seek an injunction or similar equitable relief immediately upon request to a court of competent jurisdiction. Nothing contained in this Paragraph 6.3 shall be construed as agreement by either Party that the other Party is entitled to damages or to any remedy other than that expressly provided for by the foregoing, or by the non-breaching Party that it is not entitled to damages or to any other remedies in addition to injunctive relief.

7.       CONFIDENTIALITY

         7.1 GENERAL. The Parties each acknowledge and agree that in the course of performance of this Agreement, they may be exposed to or acquire information which is proprietary to or confidential to the other Party, its Affiliates, and their clients and customers (including, without limitation, any information relating to technology, marketing, product development or business plans, customers or prospects, trade secrets and any other information not generally known to the public). Any and all of the foregoing information in any form obtained by the other Party or its, agents, employees, consultants or representatives in the performance of this Agreement shall be deemed to be the confidential and proprietary information of such party. The Parties agree to use reasonable efforts to hold such information in confidence but not less than those efforts that the Party receiving such information uses to protect the confidentiality of its own confidential information of a similar nature, and (except as permitted hereunder) not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such information to third parties or to use such information for any purposes whatsoever, without the express written permission of the other Party, other than for the performance of this Agreement, and to advise each of their employees, agents and representatives of their obligations to keep such information confidential. All such confidential and proprietary information described herein and any Deliverable provided hereunder, in whatever form, are hereinafter collectively referred to as "Confidential Information." The Parties shall use commercially reasonable best efforts to assist each other in identifying and preventing any unauthorized use or disclosure of any Confidential Information. Without limitation of the foregoing, the Parties shall use commercially reasonable best efforts to advise each other promptly in the event that either learns or has reason to believe that any person who has had access to Confidential Information has violated the terms of this Agreement, and to cooperate in seeking injunctive relief against any such person.

         7.2 NON-CONFIDENTIAL INFORMATION. Notwithstanding the obligations set forth in Paragraph 7.1 above, the confidentiality obligations of the Parties shall not extend to information that (i) is, as of the time of its disclosure, or thereafter becomes part of the public domain through no fault of the receiving party; (ii) was already in the receiving Party's possession without restriction on disclosure at the time of disclosure; (iii) is independently developed by the receiving party without use of the other Party's Confidential Information; (iv) is rightfully obtained from a third party without restriction on disclosure; or (v) is required by law to be disclosed, including but not limited to disclosures required by the Food and Drug Administration.

         7.3 USE OF GSK'S NAME. Except for announcements intended solely for internal distribution within Phase Forward, or disclosures required by law or government regulation (including, without limitation, disclosures required by the U.S. Securities & Exchange Commission in connection with Phase Forward's initial public stock offering, and thereafter, by Phase Forward as a publicly traded company), Phase Forward shall not directly or indirectly publish, approve or issue any advertising, sales promotion, press release or public statement relating to this Agreement or any products furnished or services performed by Phase Forward for GSK wherein GSK's name, trade name, trademark and/or logo is expressly mentioned or language is used from which GSK's identity may, in GSK's reasonable judgment, be inferred or implied (a "Prohibited Publication"), without the prior written approval of GSK's authorized representative, which approval may be withheld in GSK's absolute discretion. If, during the term of this Agreement, Phase Forward makes any Prohibited Publication available to third parties without first obtaining GSK's approval as required hereinabove, Phase Forward agrees that GSK may immediately (i) issue at Phase Forward's sole expense, or have Phase Forward issue with GSK's prior written approval, a retraction or correction of such Prohibited Publication; or (ii) obtain an injunction or other appropriate equitable remedy to prevent Phase Forward from issuing additional Prohibited Publications; and/or (iii) notwithstanding other provisions of this Agreement to the contrary, terminate this Agreement, but not any licenses granted pursuant to this Agreement. The remedies set out herein shall be cumulative with respect to any other remedies which GSK may have under this Agreement or otherwise. Notwithstanding the foregoing, following execution of this Agreement the parties agree to issue joint press release, the content of which is to be approved by both parties.

Phase Forward SLSA 8.7

8.       LIMITED WARRANTIES AND DISCLAIMER OF WARRANTIES

         8.1 INTELLECTUAL PROPERTY WARRANTY. Phase Forward represents and warrants that it owns all intellectual property rights in the Deliverables, or has such rights by license from the owner thereof, necessary for it to grant the rights and licenses granted to GSK hereunder, free from and clear of all liens, encumbrances or other restrictions that are inconsistent with such grant, and has the right to enter into this Agreement. Phase Forward shall indemnify GSK as provided in Paragraph 9.1(a) against any claim of a breach of the limited intellectual property warranty set forth in this Paragraph 8.1.

         8.2 * WARRANTY. Phase Forward represents and warrants that none of the Deliverables * . Further, except for the *, no claim of *. Phase Forward shall indemnify *.

         8.3 WARRANTY OF CONFORMITY. Phase Forward represents and warrants for the benefit solely of GSK, that for a period of ninety (90) days after Acceptance of the initial Delivery of the Software (or after Delivery of the Software, if the Acceptance provisions do not apply) specified on an Order Schedule ("Warranty Period"), the Software shall conform to the Specifications applicable thereto. Phase Forward makes no warranty that any Software will operate uninterrupted or be Error-free. The warranty set forth in this Paragraph 8.3 shall not apply to Errors attributable to (i) use of a Software other than in accordance its Documentation, or (ii) which result from modifications to the Software not done or authorized by Phase Forward. GSK acknowledges that Errors may exist or occur in the Software. Phase Forward shall promptly either correct such deficiency or provide GSK with a plan acceptable to GSK for correcting the deficiency within a reasonable period of time. If Phase Forward cannot make a Software operate as warranted, then Phase Forward shall refund to GSK all license fees paid for such Software upon GSK's return of such non-conforming Software.

         8.4 WARRANTY AGAINST DISABLING DEVICES. Phase Forward represents and warrants that no "lockout", restraint or disabling code or devices are incorporated or present within any Software at the time the Software is licensed by Phase Forward to GSK. In no event will Phase Forward remove, alter, change or interfere with any Software for purposes of preventing GSK other parties so permitted under this Agreement from using a Software, as the result of any dispute under this Agreement. Phase Forward will not, prior to such licensing or thereafter during the term of this license or any license for an upgraded or modified version of any Software, modify any Software to restrict its use by GSK or other parties so permitted under this Agreement to, without limitation, particular CPU's, required passwords, periods of time, or other restrictions, without the prior written agreement of GSK. Notwithstanding the foregoing, GSK acknowledges that Phase Forward may be compelled to implement security or similar measures in response to a regulation or directive of a governmental body having regulatory authority over the Software or Services and agrees to accept and cooperate with any such required measures. Phase Forward agrees to provide GSK with written notice of its obligation in respect of such measures prior to their implementation.

         8.5      PHASE FORWARD FURTHER REPRESENTS AND WARRANTS THAT:

                  8.5.1 It has no outstanding agreement or obligation which is in conflict with any of the provisions of this Agreement, or that would preclude Phase Forward and its subcontractors from complying with the provisions hereof and further certifies that it will not enter into any such conflicting agreement during the term of this Agreement.

                  8.5.2 All Services shall be performed under this Agreement in a workmanlike manner and with professional diligence and skill and shall conform in all material respects with the performance specifications set forth herein or in an Order Schedule.

                  8.5.3 To the best of its knowledge, (i) there are no GSK employees with significant fiduciary interest in it or its affiliates, (ii) no GSK employees serve as officers, shareholders, directors, consultants or employees of Phase Forward and/or its affiliates, and (iii) no GSK employees are compensated by or act on Phase Forward's or its affiliates' behalf, nor are related by blood or marriage to any of Phase Forward's and/or its affiliates' officers which have contractual authority to legally bind Phase Forward and/or its affiliates. In the event that such conflict exists or arises, Phase Forward agrees to make full and effective disclosure to GSK.

Phase Forward SLSA 8.7

                  8.5.4 It has not provided any form of compensation or remuneration to any GSK employee regarding the issuance of this Agreement, Order Schedules related thereto and/or GSK's commercial relationship with Phase Forward and/or its affiliates.

                  8.5.5 It is not currently debarred, suspended or otherwise excluded by the U.S. Government or an agency thereof from receiving federal contracts. Phase Forward certifies by accepting this Agreement or any part thereof that any subcontractor assigned to perform services under this Agreement is not debarred, suspended or proposed for debarment by the U.S. Government. Debarment, suspension or proposed debarment by the U.S. Government will constitute grounds for automatic termination of this Agreement by GSK.

         8.6 DISCLAIMER OF OTHER WARRANTIES. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES AND PHASE FORWARD HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, REGARDING OR RELATING TO THE SERVICES OR DELIVERABLES FURNISHED TO GSK HEREUNDER OR IN CONNECTION HEREWITH. PHASE FORWARD SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THERE IS NO REPRESENTATION OR OTHER AFFIRMATION OF FACT BY PHASE FORWARD WHICH IS NOT CONTAINED IN THIS AGREEMENT.

9.       INDEMNIFICATION

         9.1      INDEMNIFICATION BY PHASE FORWARD

                  9.1.1 BREACH OF INTELLECTUAL PROPERTY WARRANTY. Phase Forward agrees, at its sole expense, to defend, indemnify, and hold GSK and its directors, officers, employees and agents (including successors and assigns) harmless from and against any and all costs and liabilities in connection with any third party claim, suit or action (collectively, a "Claim") for infringement of patents, copyrights or other proprietary rights associated with any Deliverable, Support or Service, or its intended use. Phase Forward's obligations under this Paragraph 9.1.1 are conditioned upon GSK's agreement that if any Deliverable, or the use or operation thereof, becomes, or in Phase Forward's reasonable opinion is likely to become the subject of a Claim, Phase Forward may, at its sole expense, (i) procure for GSK the right to continue using the infringing Deliverable, Support, or Service, or at its option, (ii) modify the infringing Deliverable, Support or Service so that the same becomes non-infringing (provided such replacement or modification does not materially or adversely affect GSK's intended use of such Deliverable, Support or Service as contemplated hereunder), or (iii) replace the infringing Deliverable, Support or Service with software, support or service, as applicable, that is non-infringing and functionally equivalent to the infringing Deliverable, Support or Service. Any such replacement Deliverable, Support or Services shall be subject to all of the acceptance, warranties and the other terms and conditions of this Agreement including, without limitation, the foregoing indemnification provisions and the representations and warranties set forth in Paragraph 8 above. If none of the foregoing alternatives is available on commercially reasonable terms, GSK will return such Deliverable or discontinue using the Support or Service on written request by Phase Forward and Phase Forward will, at GSK's option, either credit or refund to GSK that portion of the license fees paid for such Deliverable or Service under the applicable Order Schedule as follows:

(a) In the * of the applicable Order Schedule or Statement of Work:        *% of total fees paid.
(b) In the * of the applicable Order Schedule or Statement of Work:        *% of total fees paid.
(c) In the * of the applicable Order Schedule or Statement of Work:        *% of total fees paid.
(d) In the * of the applicable Order Schedule or Statement or Work:        *% total fees paid.
(e) In the * of the applicable Order Schedule or Statement of Work:        *% of total fees paid.

In the event there is an Order Schedule or Statement of Work for a term longer than *, and the claim occurs after the * of the contract term (and the infringement cannot be resolved or eliminated using one of the remedies set forth in clauses (i) through (iii) above) or , GSK will return the infringing Deliverable or discontinue using the infringing Support or Service upon the written request by Phase Forward and there will be no refund of fees previously paid.

Phase Forward SLSA 8.7

If, as a result of GSK being required to cease using the infringing Deliverables or discontinue using the infringing Support or Service on written request by Phase Forward under this Paragraph 9.1, GSK is required to transfer clinical data from computer systems that used such Deliverables, Product or Service, Phase Forward will promptly cooperate with and provide reasonable assistance to GSK in connection with such transfer.

In the event that * obtains * against Phase Forward or GSK * in accordance with this Agreement, then GSK may, as an alternative to the remedies set forth in clauses (i) through (iii) above, at its option, * in accordance with this Agreement. In such event, GSK will receive a credit equal to * for the right to
* in accordance with this Agreement against license fees due to Phase Forward * under this Agreement. Notwithstanding the foregoing, GSK may not * that would result in Phase Forward being liable for any costs, liabilities or damages as a result of *. The foregoing provision in this paragraph sets forth Phase Forward's entire liability to GSK for * in accordance with this paragraph.

Phase Forward shall have no liability for any claim or action based upon (i) the combination, operation or use of any Deliverable, Support or Service with equipment, software or data not supplied or specified as being compatible with or approved in writing by Phase Forward, or (ii) a modification of any Deliverable that is not performed or authorized by Phase Forward. The foregoing states the entire liability of Phase Forward with respect to any claim of infringement.

                  9.1.2 INCOME TAXES, COMPENSATION AND INSURANCE. Phase Forward shall indemnify and hold GSK and its directors, officers, employees, agents and administrators of GSK's benefit plans (including successors and assigns) harmless against from and against any third party claims, liabilities or expenses (collectively, a "Claim") arising out of or related to Phase Forward's failure to meet its obligations under Paragraphs 5.6 and 5.7.

                  9.1.3 PERSONAL INJURY AND PROPERTY DAMAGES. Phase Forward shall indemnify and hold GSK and its directors, officers, employees and agents (including successors and assigns) harmless from and against all claims, demands, proceedings, damages, costs, charges and expenses (including without limitation reasonable attorney's fees) whatsoever (collectively, a "Claim") in respect of injury (including death) to any persons or loss or damage to any real or tangible property which may arise out of the negligent act or omission or intentional wrongdoing of Phase Forward, its subcontractors, employees or agents in the performance of its obligations under this Agreement, provided that Phase Forward shall not be liable for nor be required to indemnify GSK in regard to any injury, loss or damage to the extent that such injury, loss or damage is caused by any negligent act or omission or intentional wrongdoing on the part of GSK, its employees or agents.

                  9.1.4 FRAUD. Phase Forward shall indemnify and hold GSK and its directors, officers, employees and agents (including successors and assigns) harmless from and against all loss (a "Claim") resulting from any acts of fraud or, embezzlement committed by Phase Forward, its employees, subcontractors or agents, acting alone or in collusion with another party, in the performance of Phase Forward's obligations hereunder. The absence of insurance shall not diminish Phase Forward's responsibility to indemnify GSK.

         9.2 INDEMNIFICATION BY GSK REGARDING INVESTIGATIONAL PRODUCTS. GSK shall indemnify and hold Phase Forward and its directors, officers, employees and agents (including successors and assigns) harmless against any claim or action by any third party and resulting costs, damages, expenses (including reasonable attorneys' fees) and liabilities (collectively, a "Claim") arising out of or relating to any accident, adverse event, illness, disability, death or other medical-related problem in any way arising out or relating to, or alleged to arise out of or relate to, (i) any clinical trial of an Investigational Product for which any Software was used and (ii) any product derived from or based on such clinical trial or Investigational Product.

         9.3 CONDITIONS OF INDEMNIFICATION. The indemnification provisions of Paragraphs 9.1 and 9.2 above shall be conditioned upon the indemnified party providing written notice to the indemnifying party of any Claim within a reasonable period of time after becoming aware of such Claim, furnishing such information and cooperation as the indemnifying party may reasonably require in the investigation, defense and/or resolution of such Claim at the indemnifying party's sole expense,

Phase Forward SLSA 8.7
and giving complete control of the defense and all related settlement negotiations to the indemnifying party, although the indemnified party may be represented by separate advisory counsel at its own expense.

10.      LIMITATION OF LIABILITY

         10.1 LIMITATION OF LIABILITY. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES SET FORTH IN THIS AGREEMENT AND CLAIMS FOR LOSSES AND DAMAGES ARISING OUT OF EITHER PARTY'S BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY UNDER PARAGRAPH 7.1 ABOVE, NEITHER OF WHICH SHALL BE LIMITED BY THIS SECTION 10, AND REGARDLESS OF THE FORM OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE), PHASE FORWARD'S LIABILITY FOR DAMAGES HEREUNDER SHALL BE LIMITED TO ACTUAL DIRECT MONEY DAMAGES CAUSED BY THE SERVICE OR DELIVERABLE COMPLAINED OF AND SHALL NOT EXCEED THE AMOUNTS DUE AND PAYABLE, OR PAID, TO PHASE FORWARD UNDER THE TERMS OF THE APPLICABLE ORDER SCHEDULE OR STATEMENT OF WORK AS OF THE DATE THE CLAIM AROSE. NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST BUSINESS PROFITS, REVENUE, GOODWILL, SHAREHOLDER CONFIDENCE AND LOSS, DAMAGE OR DESTRUCTION OF DATA) EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE FOR SUCH DAMAGES HAS BEEN ADVISED OF THE POSSIBILITY OF THE SAME. NO LIMITATION AS TO DAMAGES FOR PERSONAL INJURY IS HEREBY INTENDED. SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER CERTAIN CIRCUMSTANCES AND THE ABOVE EXCLUSION OR LIMITATION MAY NOT APPLY.

         10.2 EFFECT OF PROVISIONS. Each provision of this Agreement which provides for a limitation of liability, disclaimer of warranties or exclusion of damages, is intended by the Parties to be severable and independent of any other such provision and to be enforced as such. If any limited remedy provided herein is determined to have failed of its essential purpose, all limitations of liability and exclusions of damages set forth herein shall nonetheless remain in effect.

11.      INSURANCE

         11.1 INSURANCE. Without limiting its responsibilities under Sections 8 and 9 (Limited Warranties and Disclaimers of Warranties; Indemnification), Phase Forward shall maintain in force at all times during the Term of this Agreement with insurance companies having an A.M. Best rating of A or better, the following insurance and shall, prior to signing this Agreement, provide to GSK certificates of insurance for each type of insurance specifying that GSK will receive no less than (30) days' prior written notice of cancellation, non-renewal or material change, except where 30 days' notice is impractical, in which case notice will be provided as promptly as reasonably practicable prior to cancellation, non-renewal or material change.

                  11.1.1 EMPLOYER'S LIABILITY INSURANCE AND WORKERS' COMPENSATION INSURANCE, in accordance with the laws of the country, state or territory exercising jurisdiction over the employee with minimum limits per employee and per event of $1,000,000.

                  11.1.2 COMMERCIAL GENERAL LIABILITY: Commercial General Liability Insurance for the sum of not less than $1,000,000 for any one occurrence and $2,000,000 in the aggregate annually.

                  11.1.3 PROPERTY INSURANCE coverage, for all risks of physical loss of or damage to buildings property that is owned by Phase Forward.

                  11.1.4 AUTOMOTIVE LIABILITY INSURANCE with a minimum combined single limit per accident of $1,000,000,

coverage for Employee Dishonesty for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Phase Forward, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control, with a minimum limit per event of $75,000.

Phase Forward SLSA 8.7

                  11.1.6 ERRORS AND OMISSIONS LIABILITY INSURANCE with a minimum limit per event of $10,000,000.

                  11.1.7 UMBRELLA LIABILITY INSURANCE with a minimum limit of $10,000,000 in excess of the insurance coverage described in Paragraphs 11.1.1 and 11.1.2.

                  11.1.8 TERMS OF COVERAGE. The insurance coverage required under Paragraphs 11.1.1 through 11.1.6 shall be primary, and all such coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by GSK. All coverage required by this Section 11 shall include a waiver of subrogation and a waiver of any insured-versus-insured exclusion regarding GSK. To the extent any coverage is written on a claims-made basis, it shall have a retroactive date prior to the Effective Date and shall allow for reporting of claims for at least one (1) year after the Term. The maintenance of such insurance is the sole responsibility of Phase Forward, and GSK will not be required to bear any of the cost thereof. Phase Forward shall submit Certificates of Insurance evidencing the coverage required herein upon execution of the Agreement. All responsibility for payment of sums under any deductible or self-insured retention provisions of the policy or policies shall remain with Phase Forward, and approval of the insurance by GSK shall not in any way relieve or decrease the liability of Phase Forward hereunder. It is expressly understood and agreed that GSK does not in any way represent that the above specified limits of liability or policy forms are sufficient or adequate to protect Phase Forward's interests or liabilities.

                  11.1.9 GSK shall be named as an additional insured as its interests may appear but only insofar as its interests may appear in relation to Services and Support provided by Phase Forward under this Agreement on all policies except, the Workers' Compensation, Errors and Omissions and Crime insurance policies. Phase Forward shall on request permit GSK to examine original insurance or other protective policies issued in compliance with the requirements hereof. If Phase Forward at any time neglects or refuses to provide or cause to be provided the insurance required herein, or should such insurance be canceled, GSK shall have the right to procure the same and the cost thereof shall be deducted from monies then due or thereafter to become due Phase Forward. Phase Forward shall not commence work until all of the insurance required herein shall have been obtained. Without limiting Phase Forward's obligations under Paragraphs 4.6 and 11.1.8, Phase Forward shall assure that its subcontractors, if any, maintain insurance consistent with Phase Forward's normal business practices reasonably appropriate for the nature and scope of services being provided by such subcontractors to Phase Forward..

                  11.1.10 REQUIRED ACTION. In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 11, Phase Forward shall be solely responsible to take such action. Phase Forward shall provide GSK with contemporaneous notice and with such other information as GSK may request regarding the event.

                  11.1.11 ADDITIONAL INDEMNITY. In addition to the indemnification provisions set forth elsewhere in this Agreement and not in limitation thereof, Phase Forward agrees to indemnify and hold GSK, its Affiliates and their respective shareholders, officers, directors, employees, agents, successors, and assigns harmless from and against any anrl all claims. suits, actions, liabilities, losses, costs, reasonable attorney fees, expenses, judgments or damages resulting from any claim made or sun brought by Phase Forward's employees or their representatives for personal injury or death arising out of, during, or from performance hereunder, as a result of any negligent or intentional act, error or omission of Phase Forward.

12.      TERM AND TERMINATION

         12.1 TERM. THIS AGREEMENT shall be effective as of the date first set forth above and shall continue in effect unless and until terminated in accordance with the provisions of this Section 12.

         12.2 TERMINATION BY EITHER PARTY. Either Party may terminate the Agreement upon thirty (30) days' written notice if the other Party becomes or is adjudicated insolvent or bankrupt, admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or if a Party applies for or consents to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer is appointed without the consent of the Party; or if a Party institutes or has instituted against it any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment or debt, dissolution, liquidation or similar proceeding

Phase Forward SLSA 8.7
relating to it under the laws of any jurisdiction, or any such proceeding is instituted against a Party and is not dismissed within ninety (90) business days.

         12.3     TERMINATION BY GSK.

                  12.3.1 If Phase Forward materially breaches its obligations under this Agreement and such breach is not cured within thirty (30) days after receipt of written notice from GSK, GSK shall have the option: (i) to initiate the Dispute Resolution procedures set forth in Section 14.2, (ii) to terminate this Agreement; or (iii) to declare a breach of this Agreement but not terminate this Agreement and exercise any rights at law or in equity available to GSK. GSK's decision to pursue option (iii) shall mean GSK shall retain the license and other rights granted hereunder in respect of the Deliverables for the balance of the term applicable thereto specified in the applicable Order Schedule; provided however that (a) GSK shall deposit in escrow with a third party escrow agent mutually acceptable to the Parties all applicable fees due under this Agreement in respect of the retained license until such time as the liability of the parties resulting from the breach is adjudicated, (b) GSK shall contemporaneously therewith and as expeditiously as practicable, transfer the clinical trials and other work being performed using the Deliverables provided by Phase Forward hereunder to a replacement service provider; and (c) if Phase Forward is found to be in material breach hereof by a court of competent jurisdiction, the time period for calculation of GSK's damages resulting from such breach will end on the date that GSK elects option (iii). Phase Forward will promptly cooperate with and provide reasonable assistance to GSK in connection with such transfers.

                  12.3.2 Except as may otherwise be set forth in an SOW, GSK will have the right upon thirty (30) days prior written notice to terminate any SOW for Services for any reason whatsoever or no reason, whether or not Phase Forward is in default or in breach. An Order Schedule for Software may only be terminated by GSK pursuant to Paragraphs 12.2 or 12.3.1 above.

         12.4 TERMINATION BY PHASE FORWARD. If GSK breaches any obligation under Paragraph 6.2 or Section 7, Phase Forward may terminate this Agreement by written notice to GSK effective on receipt of such notice. If GSK breaches any other material obligation under this Agreement, Phase Forward may terminate this Agreement by written notice to GSK effective thirty (30) days after receipt of such notice unless GSK cures such breach within such thirty (30) day period.

         12.5 ACTIONS UPON TERMINATION. On termination of any license for the Software granted hereunder, GSK shall make no further use of such Software and shall immediately deliver to Phase Forward or destroy the original and all copies of such Software and provide its notarized certificate to Phase Forward that it has done so, except that upon Phase Forward's written consent (which shall not be unreasonably withheld) GSK may retain a copy of such Software solely for archival purposes. Termination of this Agreement or any License hereunder shall not affect any rights accrued prior thereto. Termination of this Agreement or a specific license for Software hereunder by either Party shall not prevent either Party from pursuing any other legal or equitable remedies available to it, including injunctive relief. In the event this Agreement or a SOW is terminated by GSK pursuant to Paragraphs 12.2, 12.3.1 or 12.3.2, GSK shall be entitled to a refund of all fees paid in advance for Support or Services that will not be provided by Phase Forward hereunder following such termination (except where such fees paid are specifically designated as "non-refundable" in the applicable SOW, or where such fees are designated as fees payable in the event GSK exercises an option for early termination of the
SOW).

         12.6 SURVIVAL OF OBLIGATIONS. Sections 5, 6, 7, 8, 9 and 10 shall survive any expiration or termination of this Agreement or any License granted hereunder. In addition, any and all provisions, promises and warranties contained herein which by their nature or effect are required or intended to be observed, kept or performed after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and remain binding upon and for the benefit of the Parties hereto.

Phase Forward SLSA 8.7

13. ESCROW AGREEMENT

      13.1 ESCROW AGREEMENT. During the term of any license granted hereunder GSK shall be listed as a beneficiary under Phase Forward's escrow agreement (the "Escrow Agreement") with DSI Technology Escrow Services, Inc. ("DSI"), a firm which provides software escrow services for Phase Forward. GSK shall pay Phase Forward (or, at Phase Forward's direction, DSI) the portion of DSI's escrow fee to Phase Forward applicable to GSK, such portion to be determined by DSI, for each year of the term of GSK's coverage under the Escrow Agreement. Phase Forward agrees that within 15 days after the Effective Date of this Agreement, it will deposit in escrow with DSI pursuant to the Escrow Agreement: (i) the source code of the Software (including the source code for all Major and Minor Releases provided by Phase Forward to GSK as part of Support hereunder); (ii) all existing technical manuals associated with such source code; (iii) existing maintenance tools (such as, test programs and program specifications); (iv) identification of the systems and programs required for use and/or support for which Phase Forward neither possesses, nor has rights sufficient to allow transfer or sublicense; (v) existing menu and support programs and subroutine libraries in source and object code form; (vi) existing compilation procedures in human and machine readable form; (vii) existing execution procedures in human and machine readable form; (viii) existing end user documentation; and (ix) existing system flow charts, programmers' notes, program flow charts, file layouts, report layouts, and screen layouts, as such documentation is modified and enhanced from time to time by Phase Forward and its' agents and contractors (collectively "Commentary"). Such source code and Commentary shall be held in accordance with the Escrow Agreement. Access to the escrowed source code and Commentary by GSK shall be permitted only upon the occurrence of one of the following events:

            13.1.1 Any bankruptcy, reorganization or other case or proceeding under any bankruptcy law, or any dissolution or liquidation proceedings are commenced by or against Phase Forward and not resolved in Phase Forward's favor within *;

            13.1.2 Phase Forward applies for or consents to the appointment of a trustee, receiver or other custodian, or makes a general assignment for the benefit of creditors;

            13.1.3 Phase Forward becomes insolvent or generally fails to pay when, or admits in writing its inability to pay its debts as they become due. For purposes of this Paragraph 13.1.3, the phrases "when due" and "become due" shall mean that not more than * has elapsed due (including applicable cure periods; after the date a payment obligation has accrued and is payable under the terms of the applicable contract or agreement between Phase Forward and a third party giving rise to such obligation;

            13.1.4 Phase Forward or its successor ceases active operation of its business or *, in accordance with the terms of this Agreement and Schedule 2 attached hereto; or

            13.1.5 Phase Forward *.

      13.2 USE OF SOURCE CODE. In the event GSK be granted access to the escrowed source code for the Software pursuant to this Section 13, GSK shall thereafter have the right to modify it to perform any functions which GSK deems desirable during the license term, limited, however, to the GSK's internal use only, together with the rights provided in license granted hereunder in respect thereof, and the source code as so modified shall, nonetheless, remain subject to the same restrictions on use, reproduction and disclosure as are contained in this Agreement with respect to the Software itself. GSK is otherwise prohibited from disclosing, marketing or otherwise reselling or distributing such source code, whether modified or not modified.

      13.3 NO TERMINATION. The Source Code Escrow Agreement, including any modification, supplement, or replacement thereof agreed to by the Parties, shall be deemed to be a "supplementary agreement" as contemplated in Section 365(n)(1)(B) of the Bankruptcy Code, 11 U.S.C. (the "Code"). In any bankruptcy action by or against Phase Forward, failure by GSK to assert its rights to "retain its benefits" to the intellectual property encompassed by the Software, pursuant to Paragraph 365(n)(1)(B) of the Code, under an executory contract rejected by the trustee in bankruptcy, shall not be construed by the courts as a termination of the contract by GSK under Paragraph 365(n)(1)(A) of the Code.

Phase Forward SLSA 8.7

      13.4 DISPUTES INVOLVING RELEASE OF SOURCE CODE. If any dispute arises concerning the release of the Source Code to GSK by the Escrow Agent, the Escrow Agent will notify Phase Forward and GSK in writing that it has received written notice from Phase Forward disputing the release of the Source Code. Within five
(5) business days from this notification executives from GSK and Phase Forward, each of which will hold at least vice-president or equivalent status within their respective organizations, shall meet to resolve the dispute in good faith. If such a meeting does not resolve the dispute, within ten (10) business days of such meeting, unless otherwise agreed in writing, the Parties will attempt to resolve the dispute by sending the matter to non-binding mediation by a mutually agreed upon third parry. If no resolution is reached within a further fifteen
(15) business days, the parties agree that such dispute will be settled by arbitration conducted on an expedited basis before three (3) arbitrators, selected in accordance with the rules of the American Arbitration Association ("AAA"). Such arbitrators shall be knowledgeable in the business of software development and information technology. Arbitration is to take place in Philadelphia County, Pennsylvania, in accordance with the rules for commercial arbitration of the AAA. In the event of a conflict between the AAA rules and this Paragraph 13.4, then this Paragraph 13.4 shall prevail. Depositions may be taken and discovery obtained in any such arbitration proceedings in accordance with New York law. New York law shall be applied by the arbitrators for both evidence and substantive law questions during arbitration. The arbitrators will be instructed to render a decision on the limited question of whether or not a Release Event has occurred within fifteen (15) days after the end of the hearing. Judgment upon the award of the arbitrators, enforced in accordance with Pennsylvania law, shall be final and binding upon the Parties and may be entered in any court having jurisdiction. The parties acknowledge and stipulate that this is a commercial contract and that any award, judgment or order, interim or final, shall be enforceable as a commercial award, judgment or order wherever such enforcement is sought. The arbitrators shall give effect to the applicable statute of limitation in determining any claim, and any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Section 7 of this Agreement entitled "Confidentiality" shall apply to the arbitration proceeding and all evidence taken. GSK and Phase Forward jointly agree to reimburse Escrow Agent for any and all costs incurred as a result of any Arbitration including reasonable attorney's fees.

14. GENERAL

      14.1 GSK'S REQUIREMENTS. Software programs for business use are inherently complex, and GSK is solely responsible for the evaluation of its software requirements, selection of software to satisfy those requirements, and verification of resulting data.

      14.2 DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to any provision of this Agreement shall be referred to upper management of the Parties for good faith discussion and resolution. The Parties agree that pending resolution of a dispute Phase Forward shall continue to perform its obligations under this Agreement and, except as provided in Paragraph 12.3.1, GSK shall continue to make payment to Phase Forward for any undisputed amounts. If any dispute, controversy or claim cannot be resolved by such good faith discussion between the Parties, then each shall have all remedies available to them at law or in equity.

      14.3 ASSIGNMENT. Subject to the Paragraph 4.8 above, neither Party may assign this Agreement in whole or in part without the prior written approval of the other party hereto. Such approval will not be unreasonably withheld. Any such attempted assignment without prior written consent shall be null and void. Notwithstanding the foregoing, either Party may assign its right, title and interest in this Agreement to any corporation or entity with which it may merge or consolidate or which acquires substantially all of the business and assets of such party to which this Agreement and the Software relates. This Agreement shall be binding upon Phase Forward's or GSK's successors or permitted assigns. In the event that Phase Forward transfers all or a portion of its business, assigns its right, title and interest in this Agreement to another party, or merges or consolidates with another party, the terms and conditions of any support or maintenance set forth in this Agreement and any Order Schedule applicable to the Software may not be modified for a period of three (3) years thereafter, except for increases in Renewal Term License Fees permitted under the terms of this Agreement or any Order Schedule.

      14.4 RELATIONSHIP OF THE PARTIES. Phase Forward and GSK are independent contractors, and neither this Agreement nor the Deliverables to be provided hereunder shall for any purpose whatsoever (i) create an employer-employee relationship between Phase Forward or its employees or subcontractors and GSK or
(ii) make Phase Forward an agent, joint venturer or business partner of GSK. Phase Forward's personnel providing Deliverables under this Agreement shall at all times be under Phase Forward's exclusive directions and control. Notwithstanding anything to the contrary herein, GSK shall have no right to control the manner, means or method by which Phase Forward performs any Services hereunder. Neither

Phase Forward SLSA 8.7
party shall make any contracts, warranties or representations or assume or create any other obligations, express or implied, in the other party's name or on its behalf.

      14.5 NON-SOLICITATION. Neither party shall, directly or indirectly, solicit for employment or otherwise use any employee of the other party who has been involved in the performance of this Agreement without the prior written consent of the other party. The provisions of this Paragraph 14.5 shall survive the termination of this Agreement for a period of twelve (12) months.

      14.6 NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be effective upon delivery to the address of the recipient party as follows:

                IF TO GSK:           GlaxoSmithKline Services Unlimited
                                     980 Great West Road
                                     Brentford, Middlesex, TW8 9GS
                                     United Kingdom
                                     Attention:______________

             WITH A COPIES TO:       Thomas Merchant, Esquire
                                     Vice President
                                     R&D Legal Operations
                                     2301 Renaissance Blvd
                                     RN0220 King of Prussia, PA 19406
                                     Tel: 610 787 3620
                                     Fax: 610 787 7051

                                     General Counsel
                                     GlaxoSmithKline
                                     One Franklin Plaza
                                     P.O. Box 7929
                                     Philadelphia, PA 19101

             IF TO PHASE FORWARD:    Phase Forward Incorporated
                                     Attn: Vice President, Finance
                                     880 Winter Street
                                     Waltham, MA 02451
                                     Telephone: (781)890-7878
                                     Facsimile: (781)8904848

             WITH A COPY TO:         Phase Forward Incorporated
                                     Attn: Vice President and General Counsel
                                     880 Winter Street
                                     Waltham, MA 02451
                                     Telephone: (781) 890-7878
                                     Facsimile: (781) 890-4848

Invoices and routine communications may be sent by first-class mail, postage prepaid, to such locations or person as either party may designate in writing from time to time. Either party may change its address for the receipt of notices, requests or other communications hereunder by written notice duly given to the other party. Each party agrees to acknowledge in writing receipt of any notice upon delivery.

      14.7 FORCE MAJEURE. Neither Party shall be liable to the other Party for any default or delay in the performance of its obligations under this Agreement if, and to the extent, such default or delay is caused, directly or indirectly, by fire, flood, earthquake, or other elements of nature or acts of God, riots, terrorism, war, civil disorders, or any other cause beyond

Phase Forward SLSA 8.7
its reasonable control; provided, however that the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions. In the event of such Force Majeure, the non-performing Party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance without delay. Any Party so delayed in its performance shall immediately notify the party to whom performance is due by telephone, confirm the same in writing within twenty-four (24) hours of the inception of such delay, and describe at a reasonable level of detail the circumstances causing such delay.

During the period that performance by one of the Parties of its obligations under this Agreement has been suspended by reason of a Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable. If either Party's performance under this Agreement is, or is likely to be, suspended pursuant to this Paragraph 14.7 for longer than thirty (30) days, the other Party may, by written notice given to such Party during the suspension, terminate this Agreement, in whole or in part, effective as of a date specified in the notice. Termination pursuant to this Paragraph 14.7 shall relieve GSK of any obligation to pay fees or other amounts in respect of Support, Deliverables or Services to be provided after the effective date of termination, and entitle GSK to receive a refund of pre-paid fees or other amounts paid in advance for Support, in respect of such Deliverables or Services.

      14.8 SEVERABILITY. In the event that any provision of this Agreement is for any reason void or unenforceable in any respect, such provision shall be without effect to the extent of the voidness or unenforceability without affecting such provision in any other respect and without affecting any other provision.

      14.9 WAIVER. No delay or failure by either Party to detect, protest or remedy the failure of the other Party to perform any obligation under the Agreement will constitute a waiver of such other Party's obligations. No waiver of any provision of this Agreement or of any rights or obligations of either arty hereunder will be effective unless in writing and signed by an authorized officer of the waiving party.

      14.10 GOVERNING LAW; GOVERNMENT REGULATIONS. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York exclusive of its provisions relating to choice or conflicts of laws. The Parties agree that the provisions of the Uniform Commercial and the United Nations Convention for the International Sale of Goods shall not apply to this Agreement. Phase Forward shall comply with all applicable laws and regulations of any government, foreign or domestic, and all treaties, conventions and international agreements recognized thereby respecting the performance of Phase Forward's obligations in connection with or arising out of this Agreement, including, but not limited to those relating to privacy of data and the export of data and information and data across national borders. Neither Party shall, either directly or indirectly, export or re-export the data and/or information without first complying with applicable foreign governmental laws and regulations and United States Export Control Laws and Regulations and obtaining the necessary export and/or re-export licenses. Each Party agrees to indemnify and hold the other and its Affiliates harmless from and against any and all liabilities or claims including, but not limited to, interest assessed or penalty and reasonable attorneys fees incurred, arising from its failure to comply with such laws and regulations. Notwithstanding anything herein or in any SOW to the contrary, GSK acknowledges that, in relation to requirements pertaining to the privacy of medical records and other personally identifiable information, Phase Forward acts as a processor of data ("data processor") and that notwithstanding the generality of the foregoing obligations, GSK is responsible for obtaining all data subject consents and compliance therewith.

      14.11 SECTION HEADINGS. The section and paragraph headings in this Agreement are for convenience only and are in no way to be construed as part of this Agreement nor as a limitation of the scope of the particular sections to which they refer.

      14.12 REMEDIES CUMULATIVE. Except as expressly provided to the contrary elsewhere in this Agreement, all rights and remedies provided for in this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies available to either party at law, in equity or otherwise.

      14.13 CONFLICT BETWEEN DOCUMENTS. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Exhibit or Schedule annexed hereto, the provisions of this Agreement shall prevail and govern its interpretation and construction except where expressly stated otherwise. A conflict shall mean that the documents may not be read consistently on the same topic. Notwithstanding the foregoing, in the event of a conflict between the

Phase Forward SLSA 8.7
provisions of Paragraphs 2, 3, 4(1), 5, 6, 7, 8, 9, 10, 11, 12, 13, 14.3, 14.4,
14.7, 14.9 and 14.10 of this Agreement (collectively, the "Prevailing Sections") and the provisions of any Exhibit or Schedule hereto, the provisions of the applicable Prevailing Section shall control. Any modification or addition to a Prevailing Section shall only be effective if it is contained in a writing that has (i) specifically been designated as an amendment to this Agreement, and (ii) been executed by a corporate officer of each of the Parties.

      14.14 QUARTERLY MEETINGS. Executives from each party will meet via teleconference (unless the Parties agree to meet via videoconference or in person instead) quarterly to discuss strategic issues and review and discuss the relationship of the Parties with the aim of maximizing the success of both Parties. The agenda for these meetings will include the following:

      -     Product and service responses to technology and market changes.

      -     Product and service quality.

      -     Product and service performance.

During these meetings, GSK may recommend that Phase Forward make improvements to a product or service which are not customized for GSK. Phase Forward will consider such recommendation in good faith and may, in its sole discretion and without any obligation to GSK, accept or reject such recommendation.

      14.15 ENTIRE AGREEMENT; MODIFICATIONS. In the event GSK elects to accept the Software specified in the License Order attached hereto as Schedule 1 by paying the license fees dues in respect thereof as provided under clause (a) of
Section 3 of such Schedule, the parties understand and agree that such acceptance by GSK will also have the following effects:

            14.15.1 The Master Technology Services Agreement dated July 26, 1999, the Master Research Agreement dated March 1, 1999 and the Services Agreement dated June 28, 2002 between the Parties or their predecessors or affiliates will thereupon be terminated;

            14.15.2. The Clinical Services Agreement, dated March 1, 2003, including the Schedules for Torch, Study Protocol SCO 30003, signed on the 26th June 2003; and Study Authorization Agreement No. GSK CS 102 will remain in full force and effect in accordance with their terms;

            14.15.3 The Information Technology Agreement dated March 25, 1999 (the "IT Agreement") will remain in full force and effect, but only with regard to the following Amendments, Order Schedules or Statements of Work entered into by the Parties pursuant thereto: (i) Amendment dated December 11, 2001; (ii) Amendment dated December 18, 2001; (iii) Maintenance Order Schedule dated February 20, 2003; (iv) Statement of Work No. GSK-CS-109 SOW 15, dated June 26, 2003; and (v) any Statement of Work executed by the parties pursuant to the IT Agreement on or after May 20, 2004. The parties acknowledge and agree that the Amendment to the IT Agreement dated October 21, 2002 and any other Amendment, Order Schedule or Statement of Work other than those specified in this Paragraph
14.15.3 shall be terminated upon Acceptance of the Software pursuant to Schedule 1 of this Agreement as aforesaid.

Other than as set forth herein, this Agreement dated May 1, 2004 and the Exhibits and Schedules attached hereto contain the entire agreement between the Parties relating to the matters covered by it, superseding all other oral or written representations, understandings, proposals or other communications between the Parties (including the RFP hereinabove noted and Phase Forward's response thereto). This Agreement may be modified only by a written instrument signed by an authorized representative of each party.

---------------------
(1) An exemption from Section 4's requirement for Acceptance Testing of Software applicable to certain Software specified in an Order Schedule (or provisions in an Order Schedule for different time periods for such Acceptance Testing than the time periods specified in Section 4) shall not be deemed to be a conflict or inconsistency between the provisions of such Order Schedule and the provisions of this Agreement (i.e., the provisions of Section 4) nor shall such exemption or different time periods require a written Amendment to this Agreement to be effective, the execution of such Order Schedule by the Parties being sufficient.

Phase Forward SLSA 8.7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first set forth above.

PLEASE FORWARD INCORPORATED                   GLAXOSMITHKLINE SERVICES UNLIMITED

BY: /s/ JOHN J. SCHICKLING                    BY: /s/ [ILLEGIBLE]
    ---------------------------------------      ------------------------------
NAME (PRINT OR TYPE) JOHN J. SCHICKLING

TITLE:  Senior Vice President and                  AUTHORIZED SIGNATURE
        Chief Financial Officer               NAME (PRINT OR TYPE) [ILLEGIBLE]
        Phase Forward Incorporated            TITLE: Chief Executive Officer

DATE:  July 23,2004

Phase Forward SLSA 8.5

                                   EXHIBIT A

                           SAMPLE LICENSE ORDER FORM

PHASE-FORWARD.              GLAXOSMITHKLINE SERVICES UNLIMITED, a member of the
                            GlaxoSmithKline group
                            980 Great West Road, Brentford, Middlesex TW8 9GS,
880 Winter Street           England
Waltham, MA 02451, U.S.A.
Tel.(781) 890-7878
Fax.(781) 890-4848

THIS LICENSE ORDER SCHEDULE, dated and entered into as of this day of , 2000 (the "Order Effective Date"). is made by and between GLAXOSMITHKLINE SERVICES UNLIMITED and Phase Forward Incorporated, pursuant to and subject to the terms and conditions of the Software License and Services Agreement, dated May 1, 2004 (the "Agreement") between the parties.

1. SOFTWARE:                              2. REF.NO.(IF APPLICABLE):___________

                            LICENSE
SOFTWARE AND VERSION         TYPE         QUANTITY        UNIT PRICE      TOTAL
--------------------        -------       --------       -----------      ------
--------------------        -------       --------       -----------      ------

--------------------        -------       --------       -----------      ------

--------------------        -------       --------       -----------      ------
[List Modules]
--------------------        -------       --------       -----------      ------
                                                         TOTAL:[$//]
--------------------        -------       --------       -----------      ------

2. INITIAL TERM OF LICENSE(S): [XX] years from [ORDER EFFECTIVE DATE] (such date, "License Start").

3. RENEWAL(S): After the Initial Term, each license will be automatically renewed for successive one-year terms (each, a "Renewal Term") at Phase Forward's then-current list pricing unless Licensee provides written notice to Phase Forward at least thirty (30) days prior to the beginning of any Renewal Term that Licensee does not wish such license to be renewed.

4. PAYMENT SCHEDULE: [AMOUNT = total price / (number of years -1)] due and payable within 30 days of the License Start. Balance due in equal installments of [AMOUNT = total price /number of years - 1)] on each anniversary of the License Start over the first [number of years - 1 ] years of the license term. Renewal fees are payable in advance at the start of each Renewal Term, if any.

5. SUPPORT SERVICES: All licenses include Upgrades (as defined in the Software License Agreement) and support services in accordance with Paragraph 4.2 of the Agreement and Schedule 2 attached thereto.

6.    ACCEPTANCE TESTING PROCEDURES AND CRITERIA (IF ANY) :

7. ADDITIONAL LICENSE TERMS OR RESTRICTIONS (e.g., limitations on use, installation sites): None. [MODIFY AS APPROPRIATE]

8.    CONTACTS:

BILL TO ADDRESS:                                        SHIP TO ADDRESS:
---------------                                         ---------------
---------------                                         ---------------

---------------                                         ---------------

---------------                                         ---------------
Attention:                                              Attention:
---------------                                         ---------------
Tel.:                                                   Tel.:
---------------                                         ---------------
e-mail:                                                 e-mail:
---------------                                         ---------------

AGREED AND ACCEPTED:

Phase Forward SLSA 8.7

PHASE FORWARD INCORPORATED: BY:           GLAXOSMITHKLINE SERVICES UNLIMITED

BY:_________________________              BY:_____________________________

TYPED NAME:_________________              TYPED NAME:_____________________

TITLE:______________________              TITLE:__________________________

Phase Forward SLSA 8.7

                                    EXHIBIT B

          GSK'S CONTRACTOR TRAVEL AND EXPENSE REIMBURSEMENT GUIDELINES

1. GSK will, to the extent provided for under its written agreement with Contractor, reimburse Contractor for out-of-pocket expenses actually and reasonably incurred by Contractor's personnel in connection with GSK-authorized travel and for lodging and meals while away from home performing services directly on behalf of GSK. Payment for time spent by Contractor's personnel on GSK's business shall only be made by GSK in accordance with the rates and other terms and conditions of Contractor's written agreement with GSK and these Guidelines.

2. All Contractor expense for which reimbursement is sought must be approved in advance by GSK.

3. All expenses over $50 must be accompanied by a written receipt and an explanation as to why the expenses were incurred.

4. Each invoice for time spent by Contractor's personnel on GSK's business shall be accompanied by a detailed statement showing (i) the applicable rate, (ii) the time spent since the last invoice for Contractor's personnel's time, and (iii) such other details as GSK may reasonably require in order to identify the time spent to accomplish services under Contractor's agreement with GSK.

5.    Reimbursement of Contractor's expenses shall be limited to:

      (a) Air and train travel only by "coach" class or actual fare booked through selected GSK Travel Agency, whichever is less;

      (b) Lodging at hotels that are generally considered medium cost (i.e., Holiday Inn, DoubleTree etc.);

      (c) When rental cars are required, economy or compact class rental automobiles are to be used;

      (d) Meals at restaurants are generally considered medium priced, taking into account that no more than $50 will be allowed for any day that a Contractor's staff member is required to perform work on behalf of GSK when an overnight stay is required; and

      (e) Any other expense specifically authorized under Contractor's agreement with GSK or expressly agreed to in writing by GSK's Representative.

6. Expenses incurred in excess of the above, or otherwise not permitted hereunder shall be borne by Contractor, unless authorized by GSK in writing. Expenses related to general Contractor overhead and back office work, such as administrative efforts, general management expenses and any other expenses not directly related to GSK's work, will not be reimbursable by GSK.

7. Whenever possible, reservations for travel and hotel accommodations should be made in advance through GSK's travel agency of record as directed by GSK, using GSK's name, to take advantage of GSK discounts and rates.

Phase Forward SLSA 8.7

                                    EXHIBIT C

                             FORM STATEMENT OF WORK

                             SOW NUMBER: GSK-XX-XXX

1.0   INTRODUCTION

THIS STATEMENT OF WORK ("SOW") dated and entered into as of this _______ day of _________________, __________ (the "Effective Date"), is made by and between GLAXOSMITHKLINE SERVICES UNLIMITED, a member of the GlaxoSmithKline group 980 Great West Road, Brentford, Middlesex TW8 9GS, England ("GSK") and Phase Forward Incorporated, a Delaware corporation with offices located at 880 Winter Street, Boston, Massachusetts 02154 ("Phase Forward") pursuant to and subject to the terms and conditions of the Software License and Services Agreement, dated May 1, 2004 (the "Agreement") by and between the parties. This SOW is entered into pursuant to and is governed by the Agreement.

2.0   PROJECT SCOPE

      2.1.  THE SCOPE OF THE PROJECT INCLUDES:

      Any changes to the scope of this Statement of Work will be by mutual written agreement and may result in additional time and cost being added to the Project. A sample Change Order form is attached to this document for reference.

      2.2.  DELIVERABLES

      2.3.  ASSUMPTIONS

      This Work Order is based on the following assumptions.

3.0   PROJECT DATES

The expected duration of the project is [           ]. Any changes or additional
details are to be mutually agreed in writing.

The Target Start Date for the program is approximately [          ].

The Estimated Target Completion Date is approximately [            ].

Timing is approximate and Phase Forward will commit staff to the program upon signature of the Statement of Work.

The success of this project will require close cooperation between the GSK and Phase Forward teams to ensure that skills and knowledge are leveraged to meet the goals of the project.

Phase Forward SLSA 8.7

4.0   RESPONSIBILITIES

5.0   PROJECT STAFFING

Phase Forward Consulting Services provides highly skilled and experienced professionals to staff each project.

Phase Forward follows a structured approach to project management and the individual designated by Phase Forward as Program Manager is the primary contact for this engagement.

6.0   PRICING

Travel and related expenses incurred by Phase Forward staff in the delivery of services hereunder are additional and will be billed as incurred without markup in accordance with the terms of the Agreement and GSK's Contractor Travel and Expense Reimbursement Guidelines, attached thereto as Exhibit B.

7.0   DELIVERABLES

8.0   ACCEPTING TESTING PROCEDURES AND CRITERIA

9.0   PAYMENT TERMS

Amounts due Phase Forward in respect of the Services and Deliverables specified hereunder will be payable in accordance with the provisions of the Agreement.

10.0  CONTACT INFORMATION

If there are any questions about this document, please contact either of the following:

   PHASE FORWARD INCORPORATED

Key contacts for GSK are:

   GLAXOSMITHKLINE,

11.0  APPROVALS

Phase Forward and GlaxoSmithKline acknowledge and agree that each has read this Statement of Work and agrees be bound by its terms and conditions.

AGREED AND ACCEPTED:

Phase Forward SLSA 8.7

PHASE FORWARD INCORPORATED:                   GLAXOSMITHKLINE SERVICES UNLIMITED

                                              BY:_______________________________

BY:_______________________________            TYPED NAME:_______________________

TYPED NAME:______________________             TITLE:____________________________

TITLE:____________________________

Phase Forward SLSA 8.7

                            SAMPLE CHANGE ORDER FORM

This Change Order is entered into pursuant to and is governed by the terms of the Statement of Work No. GSK-CS-XXX between Phase Forward Incorporated GLAXOSMITHKLINE SERVICES UNLIMITED, The effective date of this Change Order will be the date of last signature ("Effective Date").

CLIENT NAME: GLAXOSMITHKLINE,                             DATE CHANGE REQUESTED:
CHANGE ORDER NUMBER: ???                                  REQUESTOR:
SOW NUMBER: GSK-CS-113
PROGRAM: ???
CLIENT REQUEST:
                [ ]  Yes     [ ]  No

DESCRIPTIONS OF CHANGE TO SERVICES:

ESTIMATED IMPACT AND FEES FOR CHANGE TO SERVICES:

ADDITIONAL TERMS AND CONDITIONS:

ACCEPTED FOR GLAXOSMITHKLINE              ACCEPTED FOR PHASE FORWARD
SERVICES UNLIMITED BY:                    INCORPORATED BY:

SIGNATURE                                 SIGNATURE

NAME                                      NAME

TITLE                                     TITLE

DATE                                      DATE

Phase Forward SLSA 8.7

                                   EXHIBIT D

                     EXTERNAL SYSTEMS SECURITY REQUIREMENTS


*

Phase Forward SLSA 8.7

                                    EXHIBIT E

                             WEB HOSTING GUIDELINES

                                       *

Phase Forward SLSA 8.7

                                    EXHIBIT F

                            RECORDS RETENTION POLICY

                                       *

Phase Forward SLSA 8.7

                                   EXHIBIT F-1

                     GSK GLOBAL RECORDS RETENTION SCHEDULE

*

Phase Forward SLSA 8.7

                                   SCHEDULE 1

                         INITIAL LICENSE ORDER SCHEDULE

PHASE-FORWARD             LICENSE ORDER SCHEDULE (VERSION 1.7 - JANUARY 8, 2004)

880 Winter Street         GLAXOSMITHKLINE SERVICES UNLIMITED, a member of the
Waltham, MA 02451, U.S.A. GlaxoSmithKline group
Tel. (781)890-7878        980 Great West Road, Brentford, Middlesex TW8 9GS,
Fax. (781)890-4848        England

THIS LICENSE ORDER SCHEDULE, dated and entered into as of this 1st day of May, 2004 (the "Order Effective Date"), is made by and between GLAXOSMITHKLINE SERVICES UNLIMITED and Phase Forward Incorporated, pursuant to and subject to the terms and conditions of the Software License and Services Agreement, dated May 1, 2004 (the "Agreement") between the parties.

PHASE FORWARD INCORPORATED                 ACCEPTED AND AGREED BY LICENSEE:

Signature: /s/ John J. Schickling          Signature: /s/ [ILLEGIBLE]
          ------------------------                   -------------------------
Name(Type/print): John J. Schickling       Name(Type/print): [ILLEGIBLE]

Title: Senior Vice President and           Title: [ILLEGIBLE]
       Chief Financial Officer
       Phase Forward Incorporated
Date: July 23, 2004

1.    DATE OF AGREEMENT BETWEEN THE PARTIES:

2.    SOFTWARE:

SOFTWARE AND VERSION                  LICENCE TYPE AND QUANTITY
InForm(TM)                                         *
InForm Architect(TM)                               *
CIS                                                *
CRF Submit                                         *
Clintrial(TM)*                                     *
Design*                                            *
LabLoader*                                         *
Retrieve*                                          *
Enter*                                             *
Manage*                                            *
                                               ----------
TOTAL FEES                              (pound)    *
                                               ----------

SOFTWARE AND VERSION                  LICENCE TYPE AND QUANTITY
Resolve                                               *
                                                   -------
TOTAL FEES                                  (pound)   *
                                                   -------

Phase Forward SLSA 8.7

NAMED USER: The maximum number of end-user computers authorized to access the Software at any given time, subject to a limit of one end-user per computer at any given time.

UNLIMITED USE: No limit on the number of Servers on which the Software may be installed or on the number of end-users accessing the Software.

3. ACCEPTANCE PERIOD. The parties agree that the provisions in this Section 3 of the License Order Schedule will supercede and replace the provisions of Paragraph 4.1.2 of the Agreement. For a period up to July 31, 2004 (the "Effective Date"), Licensee may use the InForm Software in a non-production environment for its internal use. By July 31, 2004, Licensee shall either (a) pay Phase Forward the License Fees set forth in
      Section 6 below, or (b) return all copies of all of the Software supplied pursuant hereto in its possession to Phase Forward and delete all copies of the same stored in any non-tangible form and certify to Phase Forward that it has done the same. In the event Licensee elects option (b) above, this License Order Schedule shall terminate upon the specified return and certification by GSK and the actions specified in Paragraph 14.15 shall not take effect.

4. INITIAL TERM OF LICENSE(s): Provided Licensee Accepts the Software as set forth above, the term of such Software is as follows:

      a. All software marked as "Unlimited" will have an Initial Term commencing on the * and ending on *.

      b. All software marked with an "*" may only be used by Licensee and may not be used by any of its Affiliates.

      c. Licensee will have the right to obtain up to 1395 1-year licenses of the Resolve module to the Clintrial software. Because, each Resolve license lasts only one year (i.e., July 1 to June 30), by 1 July of each year Licensee will provide Phase Forward with a signed writing substantially in the form attached as an Addendum hereto referencing this License Order Schedule showing its requirements for the next year of the Initial Term for licenses with regard to the Resolve module. Each year, Licensee is free to purchase as many or as few licenses of the Resolve module as it deems appropriate; provided, however, that the total number of licenses used during the Initial Term may not exceed 1395. If Licensee does not provide the annual signed writing as outlined above, then the total number of Resolve named users Licensee be able to use will be the same amount as it used in the previous year.

5. RENEWAL(s): After the Initial Term, each license will be automatically renewed for successive renewal terms of one year each (each, a "Renewal Term") at Phase Forward's then-current list pricing unless Licensee provides written notice to Phase Forward at least thirty (30) days prior to the beginning of any Renewal Term that Licensee does not wish such license to be renewed. Notwithstanding the foregoing,

      a. If Licensee provides notice to Phase Forward thirty (30) days prior to the end of the Initial Term of its desire to renew the license for all of the Software for an additional * period, the license fees due in each year of any such * renewal period shall be *.

      b. If Licensee provides notice to Phase Forward thirty (30) days prior to the end of the Initial Term that it does not intend to renew this License Order Schedule but does desire to enter into a *, then this Agreement will terminate with regard to * and the parties will enter into the * that will include the following terms:

            i.    *

            ii.   *

Phase Forward SLSA 8.7

            iii.  *

            iv.   *

            v.    *

            vi.   *

      c. If Licensee provides notice to Phase Forward thirty (30) days prior to the end of the Initial Term of its desire to renew any Clintrial, Resolve or Labloader licenses (except as set forth in Section (a)) for up to a * term, then the fees * for that Renewal Term will be:

                     *

            Any * above the * for that Renewal Term will be priced * as follows:

                    *

6. FEES AND PAYMENT SCHEDULE: Payment terms are as set forth below. Renewal fees are payable in advance at the start of each Renewal Term, if any.

          SECTION 2 FEES

          *                     (pound)*

          *                     (pound)*

          *                     (pound)*

          *                     (pound)*

          *                     (pound)*

* *

7. SUPPORT SERVICES: All licenses include Upgrades (as defined in the Software License and Support Agreement) and support services in accordance with Paragraph 4.2 of the Agreement and Schedule 2 attached thereto.

8.    CONTACTS:

      BILL TO ADDRESS:                     SHIP TO ADDRESS:

      ______________________________       ______________________________

      ______________________________       ______________________________

      ______________________________       ______________________________

Phase Forward SLSA 8.7

Attention:                                        Attention:
Tel: _______________________________              Tel.:_______________________
e-mail:_____________________________              e-mail:_____________________

Phase Forward SLSA 8.7

                                              RESOLVE SOFTWARE ADDENDUM

PHASE-FORWARD

880 Winter Street                             GLAXOSMITHKLINE SERVICES
Waltham, MA 02451, U.S.A.                     UNLIMITED, a member of the
Tel.(781)890-7878                             GlaxoSmithKline group
Fax.(781)890-4848
                                              980 Great West Road, Brentford,
                                              Middlesex TW8 9GS, England

THIS RESOLVE SOFTWARE ADDENDUM is entered into pursuant to the Initial License Order Schedule dated _________ between the parties.

PHASE FORWARD INCORPORATED                    ACCEPTED AND AGREED BY LICENSEE:

Signature: /s/ John J. Schickling             Signature: /s/ G. Farmer
           ------------------------                      -----------------------
Name(Type/print): Senior Vice President and   Name(Type/print): G. FARMER
Title: Chief Financial Officer                Title: VP DCS II
       Phase Forward Incorporated             Date: 12 July 2004.
Date:  July 23, 2004

Contract Year (Partial): *

Number of Seats to be Used During Term: *

Remaining Seats Under the License Order Schedule: *

Phase Forward SLSA 8.7

                                   SCHEDULE 2

                        LICENSEE SUPPORT SERVICES POLICY

                                      AND

                              SERVICE LEVEL GUIDE

Phase Forward SLSA 8.7

PHASE-FORWARD                                 LICENSEE SUPPORT SERVICES POLICY

880 Winter Street                             (VERSION 1.5 - MARCH 19, 2004)
Waltham, MA 02451, U.S.A.
Tel.(781)890-7878
Fax.(781)890-4848

           PHASE FORWARD PROVIDES SUPPORT SERVICES AS DEFINED HEREIN.

1. DEFINITIONS

1.1 "CUSTOM SUPPORT SERVICES" are not included in Standard Support Services and are available at additional cost to meet the needs of specific Licensee situations. These may include (a) a dedicated support team, (b) support services in French, Spanish, German, Italian or other languages, (c) 24x7 support hours and (d) dedicated developer days which provide unique support services at Phase Forward facilities or at the Licensee site, Additionally, Phase Forward can develop other support options to meet client specified needs.

1.2 "LICENSEE" refers to Phase Forward customers who license Software products from Phase Forward under a Software License Agreement.

1.3 "SOFTWARE" refers to software products licensed to Phase Forward Licensees under its Software License Agreements.

1.4 "STANDARD SUPPORT HOURS" are Monday through Friday, 3:00 AM to 8:00 PM US Eastern time (08:00 to 01:00 GMT), except Phase Forward holidays.

1.5 "STANDARD SUPPORT SERVICES" include, in addition to provision of Upgrades in accordance with the applicable Software License Agreement, (a) reasonable telephone and e-mail technical support in English and (b) correction of errors to keep the Software in conformance with its documentation. Support Services under this Policy do not include customer support related to Phase Forward's In Phase or consulting Services.

1.6 "UPGRADES" include releases, modifications, refinements and updates to, and new Versions of, Software, including without limitation Maintenance Releases (service packs) and Hot Fixes (critical fixes) that are provided to Phase Forward's general client base at no additional charge, but do not include Software marketed by Phase Forward as a separate product or as a module for which additional fees are generally charged.

1.7 "VERSION" is the generally available release of a Software product which is either a Major Release (designated by the number which Is immediately to the left of the decimal point in a Software version number) or a Minor Release (designated by the number which is immediately to the right of the decimal point in a Software version number), (but no other Upgrades, such as Maintenance Releases or Hot Fixes will count as Versions).

2. SUPPORT POLICY

2.1 Phase Forward provides Standard Support Services to Licensees of its Software products who are entitled by agreement to receive such support for (i) its most current Version of a Software product (including all Upgrades for such Version) and, (ii) subject to the following sentence, the two immediately preceding Versions of such Software product (the oldest of such Versions is referred to herein as the "Retiring Version"). Notwithstanding anything in this Policy or in any Standard Software License Agreement, Phase Forward will cease to provide Support services for the Retiring Version 12 months after the commercial release date of its most current Version of such Software product.

2.2 While the Agreement is in effect and provided Licensee is current on an payments for the particular software for which support is sought, Phase Forward will provide the standard support services hereunder for each Version of such Software Licensee is using under one or more of its licenses, for at least * following general availability of such Version. Upon expiration of * from the general availability of a particular Version or * (whichever is later), if Licensee is still using such Version under one or more of its licenses to such Software, then Phase Forward will provide only telephone support for such Version, which support will include responding to questions, providing information about known workarounds, and providing information about known bugs that are fixed in later Upgrades or Versions (but will not include creating any additional Upgrades for such retired Version).

2.3 Where the Licensee does not upgrade to a new Version of the Software, Phase Forward shall continue to provide Support Services as set forth in Sections 2.1 and 2.2. Licensee acknowledges and agrees that Phase Forward's obligation to correct errors in the Software will be fulfilled upon release of an Upgrade that fixes the error, even if Licensee does not install the Upgrade within a reasonable period of time.

2.4 If Licensee decides to postpone implementation of a new Version, Licensee reserves the right to later install such new Version of the Software at any time.

2.5 Notwithstanding anything herein to the contrary, Licensee must implement those Upgrades which are required in order to prevent an infringement of a third party's Intellectual Property Rights provided that Phase

Phase Forward SLSA 8.7

Forward has made Licensee aware of the possibility of such infringement by written notice to Licensee.

2.6 Licensee may contract with Phase Forward separately for Custom Support Services for an additional charge.

3. SERVICE RESPONSIBILITIES

3.1 Provided Licensee is in compliance with the applicable Software License Agreement (including timely payment of fees), Phase Forward will provide Licensee during Standard Support Hours the Standard Support Services described in this Policy. Standard Support Services will be performed in a timely and professional manner by qualified support technicians familiar with each Software product and its operation.

3.2 If Licensee desires Standard Support Services, an authorized caller who is fully trained on the use of the Software will contact Phase Forward support by telephone or e-mail. Phase Forward's duly qualified personnel will respond to Licensee's initial telephone call or e-mail with offsite telephone or e-mail consultation, assistance, and advice relating to support of Software within * of Licensee's first call or e-mail for Standard Support Services or, as to requests for assistance made outside of the Standard Support Hours, within * after the start of the next day occurring during the Standard Support Hours.

3.3 When a suspected error is reported, Phase Forward will analyze the information provided by Licensee and will classify the error. Phase Forward will use commercially reasonable efforts to rectify as a matter of urgency any major inherent malfunction or error in Software when attributable to Phase Forward. Suspected errors in Software will be classified as follows:

- PRIORITY 0: Catastrophic problem impacting multiple system users of active production system. System cannot be used at all. Problem perceived as presenting potential trial data integrity risks.

- PRIORITY 1: Serious problem impacting multiple system users. System can be used but functionality seriously impacted. Problem not perceived as presenting potential trial data integrity risks.

- PRIORITY 2: Malfunction which prohibits use of one or more of the material functionalities of System. System is still usable and trial data integrity is intact.

- PRIORITY 3: Malfunction which prohibits use of one or more non-material functionalities of System. System is still usable and trial data integrity is intact.

- PRIORITY 4: Malfunction which does not belong to any of the aforementioned priority classes.

Reclassification of errors may be done by mutual agreement. Response and work around times are set forth in Phase Forward Service Level Guide.

4. LICENSEE RESPONSIBILITIES

4.1 Licensee must ensure that its end-users of the Software who contact Phase Forward for Standard Support Services are fully-trained on the applicable Software.

4.2 Before contacting Phase Forward with a suspected error, Licensee undertakes to: (i) analyze the suspected error to determine if it is the result of Licensee's misuse or misunderstanding of Software, the performance of a third party or some other cause beyond Phase Forward's reasonable control, (ii) ascertain that the error can be replicated and (iii) collect and provide to Phase Forward all relevant information relating to the error.

4.3 If Phase Forward determines that a reported error is directly related to unauthorized alterations of Software by Licensee, Licensee's failure to implement Upgrades within a reasonable time period after release, the performance of a third party or some other cause beyond Phase Forward's reasonable control, then Phase Forward may charge for employee time expended at Phase Forward's prevailing time and material rates, plus reasonable out-of-pocket expenses, and Phase Forward will be released from support obligations for any modified portion of the Software.

Phase Forward SLSA 8.7

INTEGRATED CUSTOMER SUPPORT
GLOBAL SERVICE LEVEL GUIDE V 2.1
April 1, 2004

REFERENCE DOCUMENT

Phase Forward's Licensee Support Services Policy.

AUDIENCE

This document is intended for use by Phase Forward's Technology Transfer and ASP Customers.

The hosting of servers will be via third party managed facilities, which provide worldwide network access, security, uninterruptible power, and high bandwidth thresholds. One hosting facility is located in a Qwest, Inc. facility, located in Sterling, Virginia USA. The second is located in Ashburn VA and is an Equinix facility

SCOPE OF SERVICE LEVEL GUIDE

This Guide covers all of the activities of:

      1. The Global Support Centre including "First Level" customer support, "Site Assessment" and "Provisioning" activities related to Phase Forward's InForm(TM) product solution.

      2. The service offerings associated with the hosting of clinical trial servers.

      3. "Second level" support activities related to Phase Forward's Clintrial(R), Clintrace(R), and InForm product solutions

This Guide does not cover the support activities related to end-user product functionality or clinical requirements. This Guide is subject to additional terms set forth in the Phase Forward Licensee Support Services Policy. Phase Forward's ability to provide the services under this Guide are dependent on Customer's adherence to the customer obligations described in the Licensee Support Services Policy.

Appendix X to this Guides describes certain service credits and other consequences of continued failure to meet service levels required by this Guide.

HOURS OF OPERATIONS

Phase Forward offers first level support, second level support and server hosting services to customers who are using its products.

FIRST LEVEL SUPPORT

First Level Support takes calls from the customer and logs problems reported concerning the Software or the Services. The goal of First Level Support is to provide accurate and timely solutions to customer reported problems. First Level Support personnel are responsible for simple problem resolution and will escalate problems requiring a greater level of technical expertise to Second Level Support personnel.

First Level Support is available for service *. Specific customer support hours of operation and provision of languages will depend on the service purchased.

First Level Support specifically excludes calls relating to a clinical trial that do not also relate to the Software or Services. If a First Level Support representative receives a call from an Investigator site that relates to a clinical study being conducted by GSK, rather than to the Software or the Services, Phase Forward will (a) inform the caller that he or she should contact GSK directly, and not Phase Forward, and (b) call the appropriate GSK monitor to provide notice of the occurrence.

SECOND LEVEL SUPPORT

Second Level Support takes calls from the technical transfer customers and logs problems reported. Second Level Support personnel are software support specialists. They are capable of solving a wide class of problems and have the responsibility to escalate the issue as required.

Phase Forward SLSA 8.7

The standard hours of operations for Second Level Support are * US Eastern Standard time * Monday through Friday.

*

* Due to Daylight Savings, for a two week period, the time difference between the US and UK is 6 hours instead of 5 hours.

SERVER MANAGEMENT

      Phase Forward will provide server management and support for production environments *, including holidays, but excluding periods during which Scheduled Maintenance is conducted within the hours noted below.

SERVICE                       SERVICE HOURS (EASTERN TIME)     RESPONSE TIMES
Server Availability           *                                Server will be available during
                                                               specified period with exception
                                                               of system reboot or maintenance
                                                               windows outside of this time for
                                                               emergencies and or scheduled
                                                               work accepted by the client.
                                                               Server will be available within
                                                               * of system reboot.

Server Maintenance Window      *                               Responses will be provided upon
                                                               return to normal service hours.



Please refer to Appendix VIII for further descriptions of Server Management and Server Availability.

STANDARD LANGUAGE SUPPORTED

First Level Support is offered in the following languages:

SUPPORT HOURS AND COVERAGE   English Language: *
                             Spanish & French: Monday *
                             German & Italian: Monday *

CONTACT METHOD SUPPORTED     Phone/email/fax support

Additional languages can be provided subject to commercial agreement. Examples of additional languages provided include: Japanese, Portuguese, Polish and Russian.

Hosting and Second Level Support are available in English language only.

STANDARD PRODUCT SUPPORTED

First Level Support services are available for InForm and InForm Portal products not retired, as described in the Licensee Support Services Policy, by Phase Forward.

Second Level Support services are available for all Phase Forward products not retired by Phase Forward. For older products already retired, Second Level Support is available to provide work-around solutions, but no product maintenance releases will be issued.

PROCESS OVERVIEW

First Level Support activities are handled according to the processes attached in the Appendices I- VI.

Second Level Support activities are handled according to the processes attached in Appendix VII.

Hosting activities are described in Appendices VIII.

SERVICE LEVELS

The following table describes the service levels for the measures indicated.

8.1   First Level Support and End User related Services.

                                                                               INTERNAL METRICS
         MEASURE                  SERVICE LEVEL          PERFORMANCE           TO BE MEASURED       ESCALATION PROCEDURE
------------------------------   ------------------   --------------------   ---------------------   --------------------
SITE ASSESSMENT & PROVISIONING

Site Assessment of               Complete within *    *% sites assessed     Time taken from         Phase Forward Team
Investigator and CRA                                  within timeline, per   receipt of complete     Leader ("Team Leader")
site                                                  study.                 and QC`d Master User    will review process /
                                                                             List ("MUL") to issue   resource level with
                                                                             of complete site        Phase Forward
                                                                             recommendation form     Implementation
                                                                             either passing or       Manager ("IM") when
                                                                             failing the site.       more than *% of sites
                                                                                                     fail to be assessed
                                                                             Note: Where Customer    within *.
                                                                             assistance is
                                                                             required the timeline
                                                                             is stopped at the       Note: Where sites are
                                                                             point when the issue    unresponsive to the
                                                                             is escalated to         Phase Forward`s site
                                                                             Customer.               assessment team,
                                                                                                     Customer dependency
                                                                                                     is to provide
                                                                                                     assistance in the
                                                                                                     form of scheduling a
                                                                                                     formal appointment.

Provisioning high                Complete within *    *% sites installed     Timeline starts upon    Team Leader will
speed lines for                                       within timeframe, per  receipt of approved     review process/
Investigator or CRA                                   study.                 recommendation form     resource level with
site.                                                                        from Customer and       Operations team when
                                                                             ends when               more than *% sites
                                                                             confirmation is         fail to be
                                                                             received that the       provisioned within *.
                                                                             line has been
                                                                             installed. Note:
                                                                             timeline stops if       Note: Customer
                                                                             Phase Forward           dependency to provide
                                                                             requires assistance     assistance re the
                                                                             from the Customer and   purchasing of high
                                                                             restarts upon           speed lines/
                                                                             confirmation of         hardware in countries
                                                                             scheduled               where Phase Forward
                                                                             appointment.            does not have an
                                                                                                     office. Phase Forward
                                                                                                     has offices in the
                                                                                                     United States.
                                                                                                     England, France,
                                                                                                     Japan and Australia.

                                                                                                     Additionally within
                                                                                                     certain countries
                                                                                                     where Phase Forward
                                                                                                     is reliant on a
                                                                                                     single provider it
                                                                                                     may not be possible
                                                                                                     to meet the relevant
                                                                                                     metric. In this case
                                                                                                     additional metrics
                                                                                                     will be supplied at
                                                                                                     the Project
                                                                                                     Initiation Meeting
                                                                                                     for affected
                                                                                                     countries.

                                                                               INTERNAL METRICS
         MEASURE                   SERVICE LEVEL          PERFORMANCE            TO BE MEASURED       ESCALATION PROCEDURE
------------------------------   ------------------   ---------------------   ---------------------   --------------------
Provisioning                     Complete within *    *% provisioned          Time taken from         Team Leader will
computer, ISP, IE                                     within timeline, per    receipt of approved     review process /
upgrades.                                             study.                  recommendation from     resource level with
                                                                              Customer to             Operations team when
                                                                              confirmation that       more than *% of
                                                                              laptop has been         laptop deployments
                                                                              deployed at the site.   fail to be deployed
                                                                                                      within *.
                                                                              Note: timeline stops
                                                                              if Phase Forward
                                                                              requires Customer       Note: Customer
                                                                              assistance and          dependency to provide
                                                                              restarts upon           assistance re the
                                                                              confirmation of         purchasing of
                                                                              scheduled appointment.  hardware in countries
                                                                                                      where Phase Forward
                                                                                                      does not have an
                                                                                                      office.

FIRST LEVEL SUPPORT

Response to first                First call           *% of total received    First Call Resolution   Team Leader will
call for assistance              resolution           calls closed on the     % (Number of User       review daily First
from a user to the                                    first incoming call.    calls closed on the     Call Resolution % and
helpline(1).                                                                  initial call) during    will escalate to IM
                                                                              each month of the       when *% First Call
                                                                              study.                  Resolution rate is
                                                                                                      not met for *.

                                                                                                      IM will review
                                                                                                      training and resource
                                                                                                      requirements with
                                                                                                      Team Leader.

Response to open calls.          *                    *% of open calls        Call closed within *    Team Leader takes
                                                      being closed within     of initial call,        full ownership of
                                                      timeline.               during each month of    open call after *
                                                                              the study.              and will follow
                                                                                                      the defined
                                                                                                      escalation process.


                                                                                                      IM reviews all open
                                                                                                      calls with Team
                                                                                                      Leader.


                                                                                                      At the end of each
                                                                                                      month a report of all
                                                                                                      open calls will be
                                                                                                      issued to the
                                                                                                      eService & Support
                                                                                                      Senior Customer
                                                                                                      Service Manager.

                                                                                                      This is a report
                                                                                                      produced by Supplier
                                                                                                      that will then be
                                                                                                      passed to Customer.

Call waiting time(2)             *                    *% of calls answered    Time to answer *        Team Leader will
                                                      within timeline.        during each             escalate exceptions to
                                                                              month of the study.     Service Level to IM who
                                                                                                      will review resource
                                                                                                      levels and
                                                                                                      requirements.

                                                                                                      Please note this
                                                                                                      metric is generic
                                                                                                      across all trials due
                                                                                                      to the use of
                                                                                                      individual country
                                                                                                      specific free phone
                                                                                                      numbers.

Abandon rate                     Less than *% calls   *%                      Calls abandoned (%),    Team Leader reviews
                                 lost per month                               during each month of    trends and escalates
                                 *                                            the study.              situation to IM when
                                                                                                      compliance with
                                                                                                      Service Level is not
                                                                                                      achieved for third
                                                                                                      consecutive day. The
                                                                                                      trends are analyzed
                                                                                                      over a * to give
                                                                                                      improved forecasting
                                                                                                      and planning to ensure
                                                                                                      resources are optimized.

                                                                                                      Please note this
                                                                                                      metric is generic
                                                                                                      across all trials due
                                                                                                      to the use of
                                                                                                      individual country
                                                                                                      specific free phone
                                                                                                      numbers.


(1) Refer to Appendix X of this Guide for possible consequences of the failure to meet this service level

(2) Refer to Appendix X of this Guide for possible consequences of the failure to meet this service level

------------------------------------------------------------------------------------------------------------------------------------
                           SERVICE                         INTERNAL METRICS
      MEASURE               LEVEL           PERFORMANCE     TO BE MEASURED                  ESCALATION PROCEDURE
------------------------------------------------------------------------------------------------------------------------------------
Calls to Voicemail     Less than *% of           *%        Calls to voicemail    Team Leader reviews trends and escalates
                       calls bounced to                    (%), during each      situation to IM when compliance with Service
                       voicemail per month                 month of the study.   Level is not achieved for third consecutive day.
                       *                                                         The trends are analyzed over * to give improved
                                                                                 forecasting and planning to ensure resources
                                                                                 are optimized

                                                                                 Please note this metric is generic across all
                                                                                 trials due to the use of individual country
                                                                                 specific free phone numbers.
------------------------------------------------------------------------------------------------------------------------------------
Activation and         Complete within *    *%, per        Time to complete      Team Leader reviews trends and escalates
Initial User           of receipt of        study.         activation and        situation to IM when compliance with Service
Password Change        relevant form from                  password change       Level is not achieved for third consecutive day.
                       Customer. *                         process during each   The trends are analyzed over a * to give improved
                                                           month of the study.   forecasting and planning to ensure resources
                                                                                 are optimized.
------------------------------------------------------------------------------------------------------------------------------------
User Management        Complete within *    *%, per        Time to complete      Team Leader reviews trends and escalates
                       after Customer       study.         activation and        situation to IM when compliance with Service
                       approves the                        password change       Level is not achieved for third consecutive day.
                       add/change form                     process * during      The trends are analyzed over a * to give improved
                                                           each month of the     forecasting and planning to ensure resources
                                                           study. This process   are optimized.
                       *                                   runs from receipt
                                                           of signed completed
                                                           form from the
                                                           Customer.
------------------------------------------------------------------------------------------------------------------------------------
Turnaround time for    *                    *%, per        Hardware replacement  Dependency: appropriate hardware must be
hardware replacement                        study          handed to courier     available in spare pool.
                                                           from Supplier for
                                                           delivery to the       Supplier recommends that *% of total dedicated
                                                           Clinical Study site   laptops deployed be maintained in spare pool. If
                                                           within * of           no spare hardware, turnaround will be as per the
                                                           call with the         measure set out above for the provisioning of
                                                           approval of the       computer *
                                                           Customer.
------------------------------------------------------------------------------------------------------------------------------------

8.2      System Performance for Studies Hosted by Phase Forward

--------------------------------------------------------------------------------
       MEASURE                 SERVICE LEVEL              DESCRIPTION
--------------------------------------------------------------------------------
Number of incidents       *% resolved within        Priority 0, 1, 2, 3, 4 type
which cause degradation   specified time frames     incidents resolved
of the System             referenced in Section D   within timeframes cover
performance               Matrix 2.                 both notice and
                                                    resolution. In addition,
This Service Level                                  this covers System
covers all                                          performance at the
infrastructure,                                     hosting facility.
application and
software.

Incident means an                                   Response Time means the
unexpected failure that                             elapsed time taken to
interrupts or degrades a                            record an Incident,
component of The                                    acknowledge receipt of
Services. Each Incident                             the Incident, report to
is reported to the Help                             the End User and start
Desk which will result                              working to resolve the
in a problem ticket                                 Incident
being raised and
reported via the SLA; the
impact of the Incident
is related to the
Severity Level

Degradation means a                                 In the event of network
situation in which                                  reliability and
Availability is                                     infrastructure problems
unaffected but                                      located in the customers
performance is inferior                             Lan/Wan have a negative
to that defined by the                              impact on the
Service Levels, accepted                            performance of a trial
benchmarks or normal                                Phase Forward will work
user expectations.                                  with the client to
                                                    identify and propose
                                                    solutions to the
                                                    problems. During the
                                                    times of situations
                                                    directly related to the
                                                    customers infrastructure
                                                    including Firewalls,
                                                    Proxy Servers and
                                                    internal LAn
                                                    connectivity The SLA
                                                    metrics will be
                                                    suspended until such a
                                                    time that the problems
                                                    are remedied.
--------------------------------------------------------------------------------

MEASURE                            SERVICE LEVEL                                     DESCRIPTION

Server CPU utilization             Maximum *% CPU utilization during       Average utilization of an individual processor or a
                                   each month.                             group of processors.

Server memory utilization          Maximum *% Memory utilization           Average utilization during a one month period of a
                                   during each month.                      Server's PHYSICAL memory. Utilization = Physical
                                                                           Memory--Free Physical Memory

Server disk utilization            Maximum *% Disc utilization during      Utilization of a disk (for Windows NT machines)
                                   each month                              or a file (for UNIX machines).

Network Server utilization         Maximum *% Server utilization           Number of packets received per second by each LAN
                                   during each month.                      interface during a given time period.

Internet bandwidth                 Maximum *% Bandwidth during each        Average number of bits in and out by the front end
                                   month.                                  interface during a given time period.




8.3  System Availability for Studies Hosted by Phase Forward



MEASURE                            SERVICE LEVEL                                     DESCRIPTION

Network availability               *% uptime during each month.            Except when Scheduled Maintenance* is carried out.

Network latency                    Less than *, during each month.         Measured at hosting facility

Application Server availability    *% uptime during each month.            Outside of Scheduled Maintenance

Application hosting service        *                                       *% service availability with agreed exceptions for
                                                                           Change Management and Scheduled Maintenance

Data transfer                      *% uptime during each month.            Uptime for transferring Study Data and documents to
                                                                           and from the System subject to the Customer Policies
                                                                           relating to security restrictions and the Customer's
                                                                           internal network status.


* The term "Scheduled Maintenance" refers to routine server maintenance to add software or hardware upgrades or enhancements, or to correct software, operating system or hardware errors. Scheduled Maintenance will be scheduled in consultation with the Customer in advance so to minimize any adverse impact on the conduct of the Clinical Study.


8.4  Incident Resolution

Should any call received by First Level Support need resolution outside of that group, it is passed to Phase Forward's Second Level Support, who undertake a triage process to understand the incident, and classify errors with the mutual agreement of the Customer, based on the definitions below. A description of the incident and the rationale behind the assigned rating is explained to the Customer as part of the acknowledgement and prioritization process.

Matrix 1

  Priority          Definition

  Priority 0        Catastrophic problem impacting multiple system users of
                    active production system. System cannot be used at all.
                    Problem perceived as presenting potential trial data integrity risks.

  Priority 1        Serious problem impacting multiple system users. System can be used but functionality seriously impacted. Problem not perceived as presenting potential trial data integrity risks.

  Priority 2        Malfunction which prohibits use of one or more of the
                    material functionalities of System. System is still usable and trial data integrity is intact.

  Priority 3        Malfunction which prohibits use of one or more non-material functionalities of System. System is still usable and trial data integrity is intact.

  Priority 4        Malfunction which does not belong to any of the
                    aforementioned priority classes.


TIMELINE FOR COMMUNICATION OF PLAN PROPOSALS AND UPDATES

Timelines for the communication of initial assessment/response, proposals for incident resolution plan and follow-up updates are based on the Overall Priority rating as detailed by the matrix below. Phase Forward will meet or exceed these timescales *% of the time. The timescales set forth below for the process steps, acknowledgement through to initial assessment are measured from the Customer's initial call to the First Level Support helpdesk.

Timelines set forth below for the communication of proposals for incident resolution plan and follow-up updates are only applicable on Phase Forward has received all reasonably necessary information from the Customer (which information shall be specified by Phase Forward as being reasonably required to enable it to reproduce the incident) and has been able to successfully reproduce the incident. Phase Forward will attempt to reproduce the incident as soon as practical after it has been reported and in any case within any specified timescales set out in this Schedule.

Matrix 2

Overall Priority
Rating                       Priority 0     Priority 1     Priority 2     Priority 3     Priority 4

  Process Step
Acknowledgement and Priority
Confirmation                 Greater than   Greater than   Greater than   Greater than   Greater than
                             or equal to    or equal to    or equal to    or equal to    or equal to
                             *              *              *              *               *

Resolution Plan Proposed     Greater than   Greater than   Greater than   Greater than   Greater than
                             or equal to    or equal to    or equal to    or equal to    or equal to
                             *              *              *              *               *

Follow-Up Updates            *              *              *              *               *


* *

     -- ACKNOWLEDGEMENT AND PRIORITY CONFIRMATION: Acknowledgement that Second Level Support has been notified of the request of support to resolve a technical problem, that the request has been logged in the department CRM system, and that a ticket ID has been assigned to the problem. In addition, the support request is assigned a priority based on the Technical Severity and Time Urgency of the reported problem. The priority may be modified at a later time using the escalation process. From that point forward, all communications with the Customer will include the support ticket ID.

     -- RESOLUTION PLAN PROPOSED: Communication proposing an action plan to resolve the incident, or reduce its severity level.

     -- FOLLOW-UP UPDATES: Written communications documenting status of the resolution of the incident.

TARGET TIMELINES FOR INCIDENT WORK-AROUNDS

Incidents may be resolved by implementing either a direct resolution or a work-around.

     -- Direct resolutions are defined as technical or process-based solutions aimed at resolving the incident. Once implemented, resolutions restore the original functionality and performance of the Services as outlined in the applicable Contract.

      - Work-arounds are defined as technical or process-based solutions aimed at resolving the Incident or reducing its severity. Work-arounds must be compliant with appropriate regulatory requirements. They may, or may not, be the long-term solution. Work-arounds will enable the Services to be performed substantially in accordance with the functionality and performance requirements specified in the applicable Contract.

Phase Forward's Second Level Support group may have to escalate to other internal technical resources or external technical resources to assist with the incident resolution (provided all contract requirements are satisfied). During technical escalation, Second Level Support keeps ownership of the incident and maintains its communication requirements, as detailed earlier. When an incident is the result of an issue with a 3rd party software product, such as Oracle, timelines for incident work-around are communicated, but not established, by Second Level Support and fall outside of the incident work-around timelines proposed below. Either party may escalate incidents within the other party's organization by using the Dispute Resolution Procedure Timelines for the proposal of incident work-arounds are based on the Overall Priority rating as per the matrix below. Phase Forward's shall meet or exceed these targets *% of the time.

Target timelines below for work-arounds are only applicable once Phase Forward has received all necessary evidence and information from Customer and has been able to successfully reproduce the incident. Phase Forward will attempt to reproduce the incident as soon as practical after it has been reported. In the event that Phase Forward fails to meet a timeline due to the unavailability of necessary evidence and information requested from Customer, Phase Forward will demonstrate this has been the case, if required, to the Customer.

Matrix 3

------------------------------------------------------------------------------------------------------
        OVERALL PRIORITY
        RATING

PROCESS STEP                           PRIORITY 0  PRIORITY 1  PRIORITY 2  PRIORITY 3  PRIORITY 4
------------------------------------------------------------------------------------------------------
                                 greater than  greater than  greater than  greater than  greater than
                                  or equal to   or equal to   or equal to   or equal to   or equal to
WORK-AROUND IMPLEMENTATION            *             *              *             *             *
------------------------------------------------------------------------------------------------------

DEFINITION OF ROLES

PROJECT MANAGER (PM) - Focal point of contact within Phase Forward for the client on all aspects of the study and management of internal teams involved in the study.

IMPLEMENTATION MANAGER (IM) - Responsible for ensuring that the client project management team and lead monitors fully understand the Phase Forward processes, the project is delivered on time/to budget and is in full compliance with the Phase Forward Quality Plan.

FIRST CALL RESOLUTION (FCR) - Provides a multi lingual * support to all investigators and monitors involved in the study

TEAM LEADER (TL) - Manages a team of FCR Second Level Support Analysts working on shift basis and who provide support to the customer on all requests-issues

ESERVICE & SUPPORT SENIOR CUSTOMER SERVICE MANAGER - Overall responsible for the eService & Support teams covering Site Assessment, Provisioning and First Call Resolution (FCR).

                                       SCHEDULE 3

PHASE - FORWARD                        COMMITMENT TO PURCHASE SERVICES
880 Winter Street                      GLAXOSMITHKIINE SERVICES UNLIMITED
Waltham, MA 02451, U.S.A.
Tel. (781) 890-7878
Fax. (781) 890-4848

THIS COMMITMENT TO PURCHASE SERVICES (the "Appendix") is made pursuant to the Software License and Services Agreement between the parties dated
(the "Agreement"). The effective date of this Appendix shall be the date of last execution (the "Effective Date").

PHASE FORWARD INCORPORATED           ACCEPTED AND AGREED BY CUSTOMER:

By:    /s/ John J. Schickling        By:    /s/ G. Farmer
Name:  John J. Schickling            Name:  G. Farmer
Title: Senior Vice President and     Title:     V.P.  DCS IT
       Chief Financial Officer
       Phase Forward Incorporated

 Date: July 23, 2004                 Date: 12 July 2004

1. Customer desires to purchase certain services (the "Services") from Phase Forward, as more fully described in the Service Description and Price Sheet attached hereto as Exhibit A, in connection with clinical studies (the "Studies"). To order Services for a Study, the parties shall enter into Study Notices, Statements of Work, Services Descriptions or other documents pursuant to which Services may be requested (referred to collectively as a "Service Order").

2. Customer agrees that it will purchase at least * (the "Commitment Amount") in Services from Phase Forward during the term of this Appendix, which will commence on the Effective Date and terminate on the date three years later (the "Initial Term"). Notwithstanding anything in this Appendix, the Agreement or any Service Order, all Services purchased under this Appendix must be consumed within the Initial Term. During the Initial Term, pricing shall be in accordance with the Exhibit A. Any Services purchased following the Initial Term shall be as mutually agreed to by the parties.

3. Payment for Services will be made in accordance with the Service Order for such Services, provided however that payment must at least meet the following targets:

                                 *   by  *
                                 *   by  *
                                 *   by  *
                                 *   by  *

Therefore, if the payments pursuant to a Service Order have not met the targets above, Customer shall pay Phase Forward, within * following such target date, an amount equal to (i) the target amount less (ii) all fees previously paid.

4. For the sake of clarification, the parties understand and agreement that Services ordered pursuant to Statements of Work No. GSK-CS-112 (Enterprise Adoption), and GSK-CS-114 (Program Management) will not be counted toward the Commitment Amount.

5. Notwithstanding anything in the Agreement to the contrary, Customer may only terminate this Schedule in the event that Phase Forward commits a breach of a material provision of the Agreement and fails to cure such breach 30 days after receipt of notice from Customer of such breach. If, during the Initial Term, Phase Forward fails to meet the service levels in the Service Level Guide attached to the Agreement for a period of more than 3 months, the parties will enter the Dispute Resolution Procedure in Section ___ of the Agreement to discuss any extension of the Initial Term to use the Commitment Amount. If there are continued failures following the time period in the previous sentence and Customer, terminates a license to Software or a Statement of Work due to Phase Forward's material breach thereof, then the Commitment Amount will be equitably reduced to reflect the unavailability of such Software or Services.

6. Notwithstanding anything to the contrary, GSK have the right to terminate this Commitment Appendix between the Effect Date and 24th December 2004, and the commitment beyond the first *. In the event that GSK does elect this option, there will be a corresponding increase in the software fees on the License Order Schedule of even date herewith by *. This amount will be paid by two additional
* payments due on each of * and *.

                                    EXHIBIT A

                       SERVICE DESCRIPTION AND PRICE SHEET

1. eCRF Design and Build

        Definition: The service covers the following activities:

      -     Development of eCRFs based on Customer specifications.

      -     Production of annotated eCRFs for Customer review and sign off.

      - Development of edit check specifications based on Customer requirements.

      - Trial data extract specifications and configurations specifications for user roles and rights.

      - InForm study application development based on approved specifications.

      - Full QA testing of the complete application prior to release for Customer user acceptance testing.

Fees:

Activity                Cost per Unit
Base Fees               *
Per unique form         *
Per unique rule         *
Trial data extract      Will be estimate depending on format
                        and degree of customisation required.

2.    Technical Site Assessments
      Unit Price: * per Site

      Definition: A site means 1 location and up to 2 computers. Assess the technical environment at each customer and investigator Site in order to determine what, if any, modifications may be required to meet system performance standards, including the following:

      - Issue of eAssess URL, password and ID to Investigators and CRAs whose equipment and infrastructure need to be assessed

      - Technical review of site configuration and commissioning (final testing) where possible

      - Issue of Certificate of Connectivity to study site or sponsor, site monitor where performance meets connectivity assessment criteria

      - Production of Recommendation Form for upgrade, with approximate costs and delivery date for sites/monitors where performance does not meet the connectivity assessment criteria.

      -     Issue of Welcome Pack

3.    Site Provisioning
      Unit Price: * per Site

      Definition: Coordinate and implement changes to Sites' technical infrastructure in order to meet system performance standards. Unit price is for professional services only and excludes cost of hardware/software which will be handled as a separate expense billed from each Phase Forward to Customer directly in accordance with Phase Forward's standard provisioning agreement.

4.    Hosting and Server Management

      Definition: See Attached Service Level Guide

      Fees for Phase 1 Studies.

--------------------------------------------------------------------------------
Numbers of         Start/Set Up Charges              Monthly       Close Out
Studies            (GBP)-one off fee                 Charge (GBP)  Charges (GBP)
--------------------------------------------------------------------------------
From      To
--------------------------------------------------------------------------------
1         24       *                                 *             *
--------------------------------------------------------------------------------
25        49       *                                 *             *
--------------------------------------------------------------------------------
50        74       *                                 *             *
--------------------------------------------------------------------------------
75+                *                                 *             *
--------------------------------------------------------------------------------

      Fees for Phase 2 Studies.



--------------------------------------------------------------------------------
Assumptions                    Start-Up charges    Monthly        Close Out
                               (GBP)               Charge (GBP)   Charges (GBP)
--------------------------------------------------------------------------------
<40 Sites                         *                 *              *
<100 Users
<400 Patients
Hosted for < 18 months
--------------------------------------------------------------------------------
<100 Sites                        *                 *              *
<300 Users
<1,000 Patients
Hosted for < 18 months
--------------------------------------------------------------------------------
<200 Sites                        *                 *              *
<500 Users
<2,000 Patients
Hosted for < 18 months
--------------------------------------------------------------------------------

      Dedicated Hosting Services

      Customer may purchase dedicated hosting services, at fees to be agreed to by the parties (which will be based on the assumptions and rates previously discussed between the parties in connection with the Dedicated Services Model); provided that Customer purchases such services for a minimum of 12 months, with at least a 3 month notice period if Customer does not wish to renew such services after their term.

 5.    Help Desk

       Definition: See attached Service Level guide

       a. Unit Fees: * per Site per month

       b. Dedicated Help Desk Services

      Customer may purchase dedicated help desk services, at fees to be agreed to by the parties (which will be based on the assumptions and rates previously discussed between the parties in connection with the Dedicated Services Model); provided that Customer purchases such services for a minimum of 12 months, with at least a 3 month notice period if Customer does not wish to renew such services after their term.

      Assumptions in this pricing include a 10% efficiency gain in January 2005, and a further 10% gain in July 2005. Phase Forward guarantees minimum volumes of service related to a specific team size as per the model. The management of this team will incorporate a quarterly demand, capacity, and efficiency review, and additional resources will only be added with the agreement of GSK.

6.    User Account Creation and Maintenance

      Definition: Set up and maintain user accounts. Once appropriate user training has been completed, activation will occur.

      Unit Fees: * per User

7.    Consulting Services

Unit Fees: * per day.